Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re: PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, et al.,[1] Debtors.	: : : : : : x	Chapter 11 Case No. 20-12737 (KBO) (Jointly Administered) Related D.I.: 15, 17, 83, 125, 166, 168, 170, 171 & 172

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER APPROVING THE

ADEQUACY OF THE DEBTORS’ DISCLOSURE STATEMENT FOR, AND

CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF PENNSYLVANIA REAL ESTATE INVESTMENT

TRUST AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES

Pennsylvania Real Estate Investment Trust and certain of its affiliates as debtors and debtors in possession (collectively, the “Debtors”) having:

a.

commenced, on October 9, 2020, the solicitation of votes on the Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries (as may be amended, modified or supplemented from time to time, the “Plan”)[2] by distributing to those Holders of Claims entitled to vote on the Plan—Holders in Class 2 and Class 5—in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”): (i) the Disclosure Statement Relating to the Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 17] (including all exhibits thereto, as may be amended, modified or supplemented from time to time, the “Disclosure Statement”) and (ii) the applicable ballots to vote on the Plan (each a “Ballot,” and together with the Plan and the Disclosure Statement, the “Solicitation Package”)[3];

[2]	Capitalized terms used but not defined herein shall have the meanings given to them in the Plan.
[3]	See Affidavit of Service of Solicitation Materials [D.I. 41] (the “Solicitation Affidavit”).
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A list of the Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, is attached hereto as Schedule 1. The corporate headquarters and the mailing address for the Debtors is 2005 Market Street, Suite 1000, Philadelphia, PA 19103.

b.	commenced, on November 1, 2020 (the “Petition Date”), these chapter 11 cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”);

c.

filed, on the Petition Date, the Disclosure Statement, the Plan, and the Motion of the Debtors for Entry of an Order (I) Scheduling the Combined Hearing on Adequacy of the Disclosure Statement and Confirmation of the Prepackaged Plan, (II) Establishing Deadlines to Object to the Disclosure Statement and Prepackaged Plan, (III) Approving the Prepetition Solicitation Procedures, (IV) Approving the Form and Manner of the Combined Hearing Notices, (V) Approving Notice and Objection Procedures for the Assumption of Executory Contracts and Unexpired Leases, (VI) Waiving the Requirement of Filing Schedules and Statements of Financial Affairs and Rule 2015.3 Reports and (VII) Granting Related Relief [D.I. 12] (the “Scheduling Motion”);

d.	filed, on the Petition Date, the Declaration of Mario C. Ventresca, Jr. in Support of First Day Pleadings [D.I. 14];

e.

filed, on the Petition Date, the Notice of Filing of Blackline Comparison of Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 16];

f.

filed, on November 3, 2020, the Declaration of Craig E. Johnson of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 63] (the “Voting Affidavit”), which provides that, after the solicitation period, the Debtors received the requisite acceptances on the Plan from the Voting Parties;

g.

filed and served, on November 3, 2020, the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (III) Objection Deadline [D.I. 83-2] (the “Combined Notice”), which contained the notice of the commencement of these Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and confirmation of the Plan (the “Combined Hearing”) and the deadline for filing objections to the Disclosure Statement and the Plan;[4]

h.

published, on November 5, 2020, the Publication Notice in the New York Times National Edition, substantially consistent with the Order (I) Scheduling the Combined Hearing on Adequacy of the Disclosure Statement and Confirmation of the Prepackaged Plan, (II) Establishing Deadlines to Object to the Disclosure Statement and Prepackaged Plan, (III) Approving the Prepetition Solicitation Procedures, (IV) Approving the Form and Manner of the Combined Hearing Notices, (V) Approving Notice and Objection Procedures for the Assumption of

[4]	See Affidavit of Service of Asir U. Ashraf [D.I. 134] (the “Combined Hearing Affidavit”).

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Executory Contracts and Unexpired Leases, (VI) Waiving the Requirement of Filing Schedules and Statements of Financial Affairs and Rule 2015.3 Reports and (VII) Granting Related Relief [D.I. 83] (the “Scheduling Order”);[5]

i.

filed, on November 9, 2020, the Notice of Filing of Plan Supplement to Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 125] (as may be amended, modified or supplemented from time to time, the “First Plan Supplement”), which included: (a) a statement regarding the Governance Documents of the Reorganized Debtors; (b) the identities of the members of the Board of Trustees of the Reorganized PREIT; (c) the Schedule of Retained Causes of Action; (d) the forms of the Revolving Exit Facilities Documents; (e) the forms of the New Senior Secured Term Loan Facilities Documents; (f) the Annual Business Plan; (g) the forms of the New Second Lien Term Loan Facility Documents; (h) the form of the Omnibus Swap Amendment; and (i) the Fashion District Term Sheet;

j.

filed, on November 19, 2020, the Stipulation Among Debtors, Wells Fargo Bank, National Association, and Certain Affiliates of Strategic Value Partners Regarding Matters to be Resolved Pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedures [D.I. 155] (the “Settlement Stipulation”);

k.

filed, on November 19, 2020, the Second Notice of Filing of Plan Supplement to Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 166] (as may be amended, modified or supplemented from time to time, the “Second Plan Supplement,” and together with the First Plan Supplement, the “Plan Supplement”), which included an amended form of the Amended and Restated First Lien Credit Agreement;

l.

filed, on November 20, 2020, the Second Notice of Filing of Blackline Comparison of Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries (With Technical Modifications as of November 20, 2020) [D.I. 168 & 169];

m.

filed, on November 20, 2020, (i) the Debtors’ Memorandum of Law in Support of an Order Approving the Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [D.I. 170] (the “Confirmation Brief”), (ii) the Declaration of Mario C. Ventresca, Jr. in Support of Confirmation of Joint Prepackaged Chapter 11 Plan Of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 171] (the “Ventresca Declaration”), and (iii) the Declaration of

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See Affidavit of Publication [D.I. 132] (the “Publication Notice Affidavit,” and together with the Solicitation Affidavit, the Voting Affidavit and the Combined Hearing Affidavit and the various other affidavits and declarations of service relating to the matters set forth herein, including the Affidavit of Service of Plan Supplement [D.I. 139], the “Affidavits”).

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Jon Walters of PJT Partners LP, the Debtors’ Investment Banker, in Support of Confirmation of the Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 172] (the “Walters Declaration”);

n.

filed, on November 29, 2020, the Notice of Filing Revised Exhibit 1 to the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 204]; and

o.	continued to operate their business and manage their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.	entered, on November 3, 2020, the Scheduling Order;

b.	set November 30, 2020, at 2:00 p.m. (Eastern Standard Time) as the date and time for the Combined Hearing;

c.

considered the prepetition solicitation procedures regarding votes to accept or reject the Plan, including the Ballots, as described in the Scheduling Motion and conditionally approved by the Scheduling Order (the “Solicitation Procedures”);

d.	considered the procedures and standard assumptions used for tabulating the Ballots (the “Tabulation Procedures”), which were conditionally approved by the Scheduling Order;

e.

considered the Plan, the Disclosure Statement, Confirmation Brief, the Ventresca Declaration, the Walters Declaration, the Combined Notice, the Affidavits, the Plan Supplement, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and the Solicitation Procedures and Confirmation of the Plan, including all objections, statements, and reservations of rights, if any, made with respect thereto;

f.

held the Combined Hearing on November 30, 2020, at 2:00 p.m. (Eastern Standard Time) pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Scheduling Order;

g.	heard the statements and arguments made by counsel in respect of approval of the adequacy of the Disclosure Statement and Confirmation of the Plan and the objections thereto;

h.

overruled any and all objections to the approval of the Disclosure Statement and to Confirmation of the Plan and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated herein; and

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i.

considered all oral representations, affidavits, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation of the Plan and the objections thereto.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan have been adequate and appropriate, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation of the Plan and other evidence presented at the Combined Hearing establish just cause for the relief granted herein, and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions

1. The findings of facts and conclusions of law set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding

2. The Court has jurisdiction over these Chapter 11 Cases, the Debtors, property of the Debtors’ estates, and this matter under 28 U.S.C. §§ 157 and 1334 (the “Judicial Code”) and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated as of February 29, 2012. The Court has jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code

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and should be approved and confirmed, respectively. This is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2)(L). Pursuant to Rule 9013-1(f) of the Local Rules, the Debtors consented to the entry of a final judgment or order in accordance with the terms set forth herein if it is determined that the Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution. Venue of these Chapter 11 Cases in this District is proper under 28 U.S.C. §§ 1408 and 1409.

C.	Eligibility for Relief

3. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of These Chapter 11 Cases

4. On the Petition Date, each Debtor filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code, commencing its Chapter 11 Case. In accordance with the Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [D.I. 49], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their business and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No official committees have been appointed in these Chapter 11 Cases.

E.	Objections

5. This Court takes judicial notice of the docket of these Chapter 11 Cases. Any resolution of objections to Confirmation explained on the record at the Combined Hearing is hereby incorporated by reference. All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Disclosure Statement or Confirmation of the Plan are overruled on the merits.

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F.	Burden of Proof—Confirmation of the Plan

6. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

G.	Notice

7. As evidenced by the Combined Hearing Affidavit and the Publication Notice Affidavit, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Executory Contract Procedures (as defined in the Scheduling Motion), and the Combined Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to: (a) the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”); (b) the Office of the United States Attorney for the District of Delaware (the “U.S. Attorney”); (c) each of the parties included on the Debtors’ consolidated list of thirty largest unsecured creditors (the “Top 30 Creditors”); (d) the Internal Revenue Service (the “IRS”); (e) the United States Securities and Exchange Commission (the “SEC”); (f) the swap counterparties; (g) counsel to the Agent under the Revolver/TL Credit Agreement, Seven Year Term Loan Agreement and Bridge Loan Credit Agreement; (h) counsel to the Consenting Lenders; (i) all state and local taxing authorities in the states in which the Debtors have a tax liability; (j) all federal, state, and local authorities that regulate any portion of the Debtors’ businesses; (k) all counterparties to executory contracts and unexpired leases; and (l) any party that has requested notice pursuant to Bankruptcy Rule 2002 (the parties identified in clauses (a) through (l), collectively, the “Notice Parties”). Additionally, the Combined Notice was served via first class mail or email on the Notice Parties and all creditors on November 3, 2020, and via overnight mail on all equity holders on November 5, 2020 [D.I. 134]. The Publication Notice was also (i) published in the New York Times National Edition on November 5, 2020, in compliance

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with the Scheduling Order and Bankruptcy Rule 2002(l) [D.I. 132] and (ii) publicly filed as part of the Form 8-K, filed on November 5, 2020. The Plan Supplement was served on November 9, 2020 and November 19, respectively, on (a) U.S. Trustee; (b) the U.S. Attorney; (c) the Top 30 Creditors; (d) the IRS; (e) the SEC; (f) the swap counterparties; (g) counsel to the Agent under the Revolver/TL Credit Agreement, Seven Year Term Loan Agreement and Bridge Loan Credit Agreement; (h) counsel to the Consenting Lenders; (i) the parties identified on Exhibit C to the First Plan Supplement; and (j) any party that has requested notice pursuant to Bankruptcy Rule 2002. Such notice of the aforementioned documents was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

H.	Disclosure Statement

8. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations (including the Securities Act), and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code), with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the Clerk of the Court satisfied Bankruptcy Rule 3016(b).

I.	Voting Report

9. Only Holders of Claims in Class 2 (Specified Derivatives Claims) and Class 5 (Unsecured Credit Facility Claims) were eligible to vote on the Plan (collectively, the “Voting Classes”). The Ballots the Debtors used to solicit votes to accept or reject the Plan from Holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for Holders in the Voting Classes to vote to accept or reject the Plan.

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10. Holders of Claims or Interests in Classes 1, 3, 4, 6, 7, 8, and 9 were Unimpaired under the Plan and, thus, were conclusively presumed to have accepted the Plan and, therefore, were not entitled to vote to accept or reject the Plan (collectively, the “Non-Voting Classes”).

11. As set forth in the Voting Affidavit, of the Voting Classes that submitted Ballots, 100% in number of Holders of Specified Derivative Claims holding 100% in amount of Specified Derivative Claims and 75% in number of Holders of Unsecured Credit Facility Claims holding 95% in amount of Unsecured Credit Facility Claims initially voted to accept the Plan. As set forth more fully below, following a mediation before the Honorable Kevin Gross, certain affiliates of Strategic Value Partners LP (collectively, “SVP”) agreed to modify their Ballots to vote to accept the Plan. As a result, 100% of Holders of Unsecured Credit Facility Claims voted to accept the Plan. Thus, the Voting Classes voted to accept the Plan in accordance with the requirements of sections 1124 and 1126 of the Bankruptcy Code.

J.	Solicitation

12. The Solicitation Procedures were appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, were conducted in good faith, complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, Bankruptcy Rules, Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations, and were conditionally approved by the Scheduling Order.

13. Prior to the Petition Date, the Solicitation Packages were transmitted and served to all Holders of Claims in the Voting Classes, in compliance with the section 1125 and 1126 of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Scheduling Order, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations applicable to such solicitation. Under sections 1126(f) of the Bankruptcy Code, the Debtors were not required to solicit votes from the Holders of Claims or Interests in the Non-Voting Classes, each of which is conclusively presumed to have accepted the Plan.

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14. The Solicitation Package, including the Ballots, (a) adequately addressed the particular needs of these Chapter 11 Cases; (b) were appropriate for holders of Claims in Class 2 (Specified Derivatives Claims) and Class 5 (Unsecured Credit Facility Claims); and (c) were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations.

15. As described in the Voting Report, the Solicitation Packages were distributed to Holders in the Voting Classes that held a Claim against the Debtors as of October 7, 2020 (the “Voting Record Date”). The instructions in each Solicitation Package, including in the applicable Ballot, adequately informed the Holders of Claim in the Voting Classes of the deadline of October 18, 2020, at 5:00 p.m. (Eastern Daylight Time) (the “Voting Deadline”) to submit completed Ballots and how to properly complete and submit the Ballots.

16. Under the circumstances, the period during which the Debtors solicited acceptances or rejections of the Plan was a reasonable and sufficient period of time for Holders of Claims in the Voting Classes to make an informed decision to accept or reject the Plan, and solicitation complied with section 1126 of the Bankruptcy Code.

17. The Debtors participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation, and/or purchase of the securities offered under the Plan, and, therefore, are entitled to the protections of section 1125(e) of the Bankruptcy Code.

K.	Voting

18. As evidenced by the Voting Affidavit, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Solicitation Procedures conditionally approved by this Court in the Scheduling Order on November 3, 2020.

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L.	Restructuring Support Agreement and Plan Supplement

19. The Restructuring Support Agreement and the Plan Supplement comply with the Bankruptcy Code and the terms of the Plan, and the filing and notice of the documents included therein are good, proper and in accordance with the Solicitation Procedures, Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is required. The Restructuring Support Agreement and all documents included in the Plan Supplement are an integral part of this Order and are incorporated herein by reference.

20. Subject to the terms of the Plan and the Restructuring Support Agreement (including, for the avoidance of doubt, any consent rights set forth or incorporated therein), and only consistent therewith, the Debtors’ right to alter, amend, update, or modify, in each case in whole or in part, the Plan Supplement before the Effective Date is reserved. To the extent that any modifications to the Plan Supplement are determined to be modifications to the Plan, in accordance with Bankruptcy Rule 3019, any such modifications do not (a) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (b) require additional disclosure under section 1125 of the Bankruptcy Code, (c) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (d) materially and adversely change the treatment of any Claims or Equity Interests, (e) require re-solicitation of any holders of Claims or Equity Interests, or (f) require that any such Holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

M.	Exit Facilities

21. The Revolving Exit Facility, the New Senior Secured Term Loan Facility and the New Second Lien Term Loan Facility (collectively, the “Exit Facilities”) are necessary to the

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consummation of the Plan and the operation of the Reorganized Debtors and constitute reasonably equivalent value and fair consideration. The terms of the Exit Facilities are fair and reasonable, are the result of hard-fought, good faith, arms’-length negotiations, reflect the Debtors’ exercise of their business judgment consistent with their fiduciary duties, are reasonable and customary for similar transactions, are supported by reasonably equivalent value and fair consideration and are in the best interests of the Debtors’ Estates, their creditors, and other parties in interest. The execution, delivery, or performance by the Debtors or Reorganized Debtors, as applicable, of any documents in connection with the Exit Facilities and compliance by the Debtors or Reorganized Debtors, as the case may be, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Order. The financial accommodations to be extended pursuant to the Exit Facilities Documents are being extended in good faith, for legitimate business purposes, and are reasonable.

N.	Compliance with Bankruptcy Code Requirements (Section 1129(a)(1))

22. As further described below, the Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

(i)	Proper Classification of Claims and Interests (Sections 1122 and 1123(a)(1))

23. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes, based on differences in the legal nature or priority of such Claims and Interests (other than

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Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan. The classifications were not promulgated for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. The Plan, therefore, satisfies the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(ii)	Specified Unimpaired Classes (Section 1123(a)(2))

24. Article III of the Plan specifies that Claims in Classes 1, 3, 4, 6, 7, 8, and 9 are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

25. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Fee Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not separately classified under the Plan.

(iii)	Specified Treatment of Impaired Classes (Section 1123(a)(3))

26. Article III of the Plan specifies that Class 2 (Specified Derivatives Claims) and Class 5 (Unsecured Credit Facility Claims) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code and details the treatment of such Classes. The Plan, therefore, satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.

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(iv)	No Discrimination (Section 1123(a)(4))

27. Article III of the Plan provides the same treatment for each Claim or Interest within a particular class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

(v)	Adequate Means for Plan Implementation (Section 1123(a)(5))

28. The provisions in Article IV and elsewhere in the Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Plan’s implementation, including, but not limited to: (a) the funding and sources of consideration for the Plan distributions, including the Exit Facilities and Cash on Hand, (b) the continuation of the Existing Equity Interests, (c) the authorization of the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effectuate the Restructuring Transactions and the consummation of the transaction contemplated under the Fashion District Term Sheet, (d) the continued corporate existence of the Debtors, and (e) vesting of all property of each Estate and all Causes of Action (except those expressly released) in the Reorganized Debtors. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

(vi)	Non-Voting Equity Securities (Section 1123(a)(6))

29. Section 1123(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. Section 4.2 of the Plan provides that, on the Effective Date, each Existing Equity Interest shall be unmodified and shall remain as an outstanding Equity Security in Reorganized PREIT, and the Existing Equity Interests shall continue to be subject to the Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. Therefore, the Reorganized Debtors will not be issuing or re-issuing new equity securities under the Plan, rendering section 1123(a)(6) inapplicable.

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(vii)	Directors and Officers (Section 1123(a)(7))

30. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Section 4.6 of the Plan, on the Effective Date, and subject to the Restructuring Support Agreement, the existing members of each Reorganized Debtor’s Governing Body (including the trustees of the Board of Trustees of PREIT) shall remain in their current capacities as members of the Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the Governance Documents of such Reorganized Debtor in the sole discretion of such Reorganized Debtor. The Plan provisions governing the manner of selection of any trustee, officer, director, or manager of the Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

O.	Additional Plan Provisions (Section 1123(b))

31. As set forth below, the discretionary provisions of the Plan comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(i)	Impaired/Unimpaired Classes (Section 1123(b)(1))

32. The Plan complies with section 1123(b)(1) of the Bankruptcy Code. Under Article III of the Plan, Classes 1, 3, 4, 6, 7, 8, and 9 are Unimpaired and Classes 2 and 5 are Impaired.

(ii)	Assumption of Executory Contracts (Section 1123(b)(2))

33. The Plan complies with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides that, on the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection

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with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) as of the Effective Date, unless such Executory Contract or Unexpired Lease: (a) was previously assumed or rejected by a Debtor, pursuant to Final Order of the Court; (b) previously expired or terminated pursuant to its own terms; or (c) is the subject of a motion to reject filed on or before the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms may have been modified by such order. The Debtors provided sufficient notice to each non-Debtor counterparty to an Executory Contract or Unexpired Lease to be assumed (or assumed and assigned to the Reorganized Debtor) by the Debtors.

(iii)	Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action (Section 1123(b)(3))

34. The Plan complies with section 1123(b)(3) of the Bankruptcy Code. In accordance with Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims in the Impaired Classes and controversies relating to the contractual, legal, and subordination rights that a Holder of an Impaired Claim may have with respect to any Allowed Claim, or any distribution to be made or treatment provided on account of such Allowed Claim, as set forth in the Restructuring Support Agreement and as between the Consenting Lenders and the Debtors.

35. The entry of this Order shall constitute this Court’s approval of the compromise or settlement of all Claims in the Impaired Classes and controversies, including the Settlement Term Sheet (as defined below) as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable and reasonable.

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36. Section 7.2 of the Plan describes certain releases granted by the Debtors (the “Debtor Release”), Section 7.3 of the Plan provides for the release of the Released Parties by the Holders of Claims and Interests (the “Third-Party Release”), Section 7.5 of the Plan provides for exculpation for the Exculpated Parties (the “Exculpation”), and Section 7.6 of the Plan provides for an injunction (the “Injunction”). The Court has jurisdiction under sections 1334(a)-(b) of the Judicial Code and authority under section 105 of the Bankruptcy Code to approve each of the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction. As has been established based upon the evidence presented at the Combined Hearing, the Debtor Release, the Third-Party Release, the Exculpation, and the Injunction (a) were given in exchange for good, valuable, and adequate consideration after due notice and opportunity for hearing, (b) are appropriately tailored under the facts and circumstances of these Chapter 11 Cases, (c) were integral to the agreements and settlements among the various parties in interest and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (d) confer substantial benefits on the Estates, (e) are fair, equitable, and reasonable, and (f) are in the best interests of the Debtors, the Estates, and parties in interest. Further, the failure to implement the Debtor Release, Third-Party Release, Exculpation, and Injunction would impair the Debtors’ ability to confirm and implement the Plan.

37. Releases. The Debtor Release and Third-Party Release represent a valid exercise of the Debtors’ business judgment and are fair, equitable, and necessary to the Plan, thereby satisfying the factors set forth in In re Indianapolis Downs, LLC., 486 B.R. 286, 303 (Bankr. D. Del. 2013), In re Cont’l Airlines, Inc., 203 F.3d 203, 214 (3d Cir. 2000), and other applicable case

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law. Such releases are given in exchange for and are supported by fair, sufficient, and adequate consideration provided to each and all of the parties providing such releases. The Court’s findings of facts to support the approval of the Debtor Release and the Third-Party Release, based on the record established at the Combined Hearing and as set forth in the Confirmation Brief and the Ventresca Declaration are set forth below:

a.

Substantial Contribution. Each Released Party made a substantial contribution to the Debtors’ Estates. The Released Parties played an integral role in the formulation of the Plan and contributed to the Plan, not only by expending significant time and resources analyzing and negotiating the issues facing the Debtors, but also in giving up material economic interests to ensure the success of the Plan. For instance, in exchange for the Debtor Release, the Consenting Lenders, who supported and voted in favor of the Plan, allowed the Debtors to leave General Unsecured Claims Unimpaired to minimize disruptions to the Debtors’ business. Additionally, the Bridge Lenders agreed to provide critical access to cash collateral during the pendency of the Chapter 11 Cases and upon emergence. These measures have provided necessary liquidity throughout the Chapter 11 Cases, ensured the Reorganized Debtors’ go-forward liquidity, and will continue to provide flexibility to the Debtors’ after emergence. Finally, the Debtors’ trustees, directors, managers, and officers, as well as certain creditors’ professionals and other agents have been instrumental in negotiating, formulating, and implementing the Restructuring Transactions contemplated by the Restructuring Support Agreement and the Plan. The Debtors’ trustees, directors, and officers in particular have been critical to the process, as they have dedicated significant time and attention to restructuring matters throughout these Chapter 11 Cases. In addition, the trustees, directors, and officers of the Debtors will remain with the Reorganized Debtors and will help the Reorganized Debtors realize their full enterprise value.

b.

Essential to the Reorganization. The Debtor Release and Third-Party Release are essential to the Debtors’ reorganization because they constitute integral terms of the Restructuring Support Agreement, the agreement underpinning the entirety of the Chapter 11 Cases. Indeed, absent the Debtor Release and Third-Party Release, it is highly unlikely the Released Parties would have agreed to support the Plan and the restructuring transactions contemplated therein. In the event that the Debtors seek Confirmation of a plan without the Debtor Release or the Third-Party Release, the Released Parties are not willing, and are not obligated, to make their contributions under the Plan. Absent those contributions, the Debtors will be unable to confirm the Plan or another Plan that would provide comparable value to Holders of Claims and Interests.

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c.

Overwhelming Support. As demonstrated in the Voting Affidavit and the Settlement Stipulation, all Impaired Classes unanimously voted to accept the Plan, which includes the Debtor Release and Third-Party Release.

d.

Identity of Interest. An identity of interest exists between the Debtors and the Released Parties. Each Released Party, as a stakeholder and critical participant in the Plan process, shares a common goal with the Debtors in seeing the Plan succeed. Like the Debtors, these parties seek to confirm the Plan and implement the transactions contemplated thereunder. Moreover, with respect to certain of the releases—e.g., those releasing the Debtors’ current and former trustees, directors, officers, and principals—there is a clear identity of interest supporting the release because the Debtors will assume certain Indemnification Obligations pursuant to Section 5.8 of the Plan. Thus, a lawsuit commenced by the Debtors (or derivatively on behalf of the Debtors) against certain individuals would effectively be a lawsuit against the Reorganized Debtors themselves.

e.

Satisfaction of Claims and Interests. The Plan provides for meaningful recoveries or reinstatement, as applicable, for all Classes affected by the Debtor Release and the Third-Party Release, as set forth in Article III of the Plan. Furthermore, as noted above, the Debtor Release is supported by the overwhelming majority of the Voting Classes. The Holders of Claims and Interests are receiving treatment under the Plan far superior to one they would receive in a liquidation, largely due to the efforts, contributions, and concessions made by the Released Parties.

f.	Record Supports Specific Findings. The record of the Combined Hearing and the Chapter 11 Cases is sufficient to support the Debtor Release and the Third-Party Release.

38. The Third-Party Release is consensual with respect to the Releasing Parties because the releases therein are provided by parties who (a) voted in favor of the Plan, (b) had an opportunity to affirmatively opt out of the releases, but either (i) abstained from voting on the Plan or (ii) elected not to opt out of the Third Party Releases, or (c) are Holders of Claims or Interests that are Unimpaired Under the Plan, such that their applicable Claims or Interests will be fully paid or otherwise satisfied in accordance with the Plan. The Combined Notice sent to all Notice Parties (including those not entitled to vote on the Plan) and published in The New York Times National Edition, and the Ballots sent to all Holders of Claims in the Voting Classes, in each case, unambiguously stated that the Plan contains the Third-Party Release. Accordingly, in light of all of the circumstances described herein, the Third-Party Release satisfies the applicable standards for granting such releases.

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39. Exculpation. The Exculpation appropriately affords protection to those parties who constructively participated in and contributed to the Debtors’ chapter 11 process consistent with their duties under the Bankruptcy Code, and it is appropriately tailored to protect the Exculpated Parties from inappropriate litigation. The Exculpation granted under the Plan is reasonable in scope as it does not relieve any party of liability for an act or omission to the extent such act or omission is determined by final order to constitute actual fraud, willful misconduct, or gross negligence. The Exculpation, including its carve-out for actual fraud, gross negligence, or willful misconduct, is consistent with established practice in this jurisdiction.

40. Injunction. The Injunction is essential to implement the Plan and to preserve and enforce the Debtor Release, the Third-Party Release, the Exculpation, and discharge provisions set forth in Section 7.4 of the Plan. The Injunction is appropriately tailored to achieve those purposes.

41. Accordingly, based upon the record of these Chapter 11 Cases, the representations of the parties and the evidence proffered, adduced, or presented at the Combined Hearing, the Debtor Release, Third-Party Release, Exculpation, and Injunction set forth in Article VII of the Plan are consistent with the Bankruptcy Code and applicable law.

42. Causes of Action. The provisions regarding the preservation of Causes of Action in the Plan (including Section 4.12), including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

43. Release of Liens. The Release of Liens described in Section 7.9 of the Plan is necessary to implement the Plan. The provisions of the Release of Liens are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

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44. For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the foregoing provisions in the Plan are hereby approved and will be effective immediately on the Effective Date without further order or action by the Bankruptcy Court, any of the parties to such release, or any other Entity: (a) the Debtor Release; (b) the Third-Party Release; (c) the Exculpation; and (d) the Injunction.

(iv)	Additional Plan Provisions (Section 1123(b)(6))

45. The Plan contains certain other provisions that may be construed as permissive but are not required for confirmation under the Bankruptcy Code. These discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

P.	Debtors’ Compliance with the Bankruptcy Code (Section 1129(a)(2))

46. As further described below, the Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfy the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109 of the Bankruptcy Code and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.

complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule, and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating the votes on the Plan.

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Q.	Plan Proposed in Good Faith (Section 1129(a)(3))

47. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Plan is the product of extensive, good faith, arm’s-length negotiations among the Debtors and certain of their principal constituencies, including the Consenting Lenders and [non-Consenting Lenders]. Consistent with the overriding purpose of the Bankruptcy Code, these Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources. The Plan accomplishes this goal and the Released Parties have made a substantial contribution to the Debtors’ reorganization. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith if they proceed to: (a) consummate the Plan, the Restructuring Transactions, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Order; and (b) take any actions authorized and directed or contemplated by this Order. Based on the foregoing and the record of these Chapter 11 Cases, including, but not limited to, the Restructuring Support Agreement, the Combined Hearing, the Walters Declaration, the Ventresca Declaration, and the overwhelming support of the Holders of Claims entitled to vote on the Plan, the Plan has been proposed in good faith and not by any means forbidden by law.

R.	Payment for Services or Costs and Expenses (Section 1129(a)(4))

48. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the

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objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code. The Court retains jurisdiction to hear and determine all applications for Professional Compensation Claims incurred on or before the Effective Date.

S.	Directors, Officers, and Insiders (Section 1129(a)(5))

49. The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. As set forth in Section 4.6 of the Plan, the existing members of each Reorganized Debtor’s Governing Body (including the trustees of the Board of Trustees of PREIT) shall remain in their current capacities as members of the Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the Governance Documents of such Reorganized Debtor in the sole discretion of such Reorganized Debtor. Further, in accordance with the Plan, the identities of the trustees of the Board of Trustees of Reorganized PREIT have been disclosed in the First Plan Supplement, which constitutes adequate disclosure of such information. The trustees of the Board of Trustees of Reorganized PREIT are qualified, and the continuance in such offices by the proposed trustees is consistent with the interests of the Holders of Claims and Interests and with public policy.

T.	No Rate Changes (Section 1129(a)(6))

50. Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan does not provide for any rate change that requires regulatory approval.

U.	Best Interest of Creditors (Section 1129(a)(7))

51. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. Each holder of a Claim or Interest either (a) has voted to accept the Plan, (b) is Unimpaired and deemed to have accepted the Plan, or (c) shall receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date.

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52. In addition, the liquidation analysis attached as Exhibit E to the Disclosure Statement, as well as the other evidence related thereto in support of the Plan that was proffered or adduced in the Walters Declaration, or at, prior to, or in connection with the Combined Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by any other evidence; and (d) establishes that each Holder of an Allowed Claim or Interest in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such Holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V.	Acceptance by Certain Classes (Section 1129(a)(8))

53. The Plan satisfies the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 3, 4, 6, 7, 8, and 9 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan. In addition, as further described in the Voting Affidavit, more than the requisite number of holders and Claim amounts in each Impaired Class of Claims entitled to vote to accept or reject the Plan have affirmatively voted to accept the Plan (i.e., Class 2 (Specified Derivative Claims) voted 100% in number and 100% in amount to accept the Plan and Class 5 (Unsecured Credit Facility Claims) initially voted 75% in number and 95% in amount to accept the Plan. Following the mediation before the Honorable Judge Gross, SVP agreed to modify their Ballots and, as of the Confirmation Date, the Plan is now unanimously supported by all Holders of Class 2 and Class 5 Claims. All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Scheduling Order. Accordingly, under the requirements of section 1126 of the Bankruptcy Code, the Plan is confirmable.

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W.	Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code (Section 1129(a)(9))

54. The Plan’s treatment of Administrative Claims (including, but not limited to, Professional Fee Claims) and Priority Tax Claims pursuant to Article II of the Plan satisfies the requirements of, and complies in all respects with, sections 1129(a)(9)(A), (C), and (D) of the Bankruptcy Code, as applicable. The treatment of Other Priority Claims pursuant to Article III of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9)(B) of the Bankruptcy Code. The Debtors have sufficient Cash to pay Allowed Administrative Claims, Priority Tax Claims, and Other Priority Claims.

X.	Acceptance by at Least One Impaired Class (Section 1129(a)(10))

55. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. Each of Class 2 (Specified Derivatives Claims) and Class 5 (Unsecured Credit Facility Claims) voted to accept the Plan by the requisite number of Holders of Claims in each Class and amount of Claims at each Debtor, determined on a debtor-by-debtor basis, and without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

Y.	Feasibility (Section 1129(a)(11))

56. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. As reflected in the financial projections attached as Exhibit F to the Disclosure Statement (the “Financial Projections”) and described in the Walters Declaration, the Reorganized Debtors will have sufficient liquidity to honor their obligations under the Plan and to fund their business operations after confirmation of the Plan without the need for liquidation or further financial

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reorganization. The Financial Projections and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, or prior to, or in the Walters Declaration filed in connection with, the Combined Hearing: (a) are reasonable, persuasive, and credible as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors shall have sufficient liquidity and be able to meet their financial obligations under the Plan and in the ordinary course of their businesses.

Z.	Payment of Fees (Section 1129(a)(12))

57. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. All fees due and payable pursuant to section 1930(a) of the Judicial Code shall be paid by the Debtors on or before the Effective Date. On the Effective Date, following the closing of the Fully Administered Cases, the Reorganized Debtors shall pay any and all such fees relating to the Remaining Case when due and payable. Except as provided in the Plan, the Reorganized Debtors shall remain obligated to pay quarterly fees in connection with the Remaining Case to the U.S. Trustee until the Remaining Case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

AA.	Continuation of Employee Benefits (Section 1129(a)(13))

58. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Section 5.7 of the Plan provides that all employment agreements, severance policies, indemnification agreements, compensation and benefit plans, policies, and programs of the Debtors including, without limitation, all workers’ compensation programs, savings plans,

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retirement plans, deferred compensation plans, SERP plans, rabbi trusts, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans or other agreements with or applicable to any of its current or former employees, retirees, members of any Governing Body, officers or managers of the Debtors shall be treated as Executory Contracts under the Plan and deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date. Section 5.7 of the Plan also provides that, from and after the Effective Date, all retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

BB.	Non-Applicability of Certain Sections (Sections 1129(a)(14), (15), and (16))

59. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations.

CC.	“Cram Down” Requirements (Section 1129(b))

60. The Plan satisfies the requirement of section 1129(a)(8) of the Bankruptcy Code, and, therefore, the cram down provisions of the Section 1129(b) are inapplicable.

DD.	Only One Plan (Section 1129(c))

61. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code as the Plan is the only chapter 11 plan filed in each of these Chapter 11 Cases.

EE.	Principal Purpose of the Plan (Section 1129(d))

62. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code as the principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act.

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FF.	Not Small Business Cases (Section 1129(e))

63. Section 1129(e) of the Bankruptcy Code do not apply to these Chapter 11 Cases as none of these Chapter 11 Cases are a “small business case,” as that term is defined in the Bankruptcy Code.

GG.	Good Faith Solicitation (Section 1125(e))

64. The Debtors, the Released Parties, the Exculpated Parties, and the Related Parties of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and the Local Rules in connection with all of their respective activities relating to support of the Plan and this Order, including the execution, delivery, and performance of the Restructuring Support Agreement and Exit Facilities Documents, solicitation of acceptances of the Plan, their participation in these Chapter 11 Cases, and the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

HH.	Satisfaction of Confirmation Requirements

65. Based on the foregoing, all other pleadings, documents, exhibits, statements, declarations, and affidavits filed in connection with Confirmation of the Plan and all evidence and arguments made, proffered or adduced at the Combined Hearing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

II.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date

66. Each condition precedent to the Effective Date set forth in Section 8.1 of the Plan has been or is reasonably likely to be satisfied or waived in accordance with Section 8.2 of the Plan.

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JJ.	Implementation

67. All documents necessary to implement the Plan and all other relevant and necessary documents, including, but not limited to, the documents contained in the Plan Supplement, are essential elements of the Plan, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors and their Estates, and shall, upon completion of documentation and execution and delivery, be valid, binding, and enforceable in accordance with their respective terms and conditions. The Debtors have exercised reasonable business judgment in determining to enter into these documents and the documents have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements. The Debtors and the Reorganized Debtors, as applicable, are authorized, without any further notice to or action, order or approval of the Court, to finalize, execute, and deliver all agreements, documents, instruments, and certificates relating thereto and perform their obligations thereunder in accordance with the Plan.

KK.	Settlement Stipulation

68. On November 12-13, 2020, the Debtors, Wells Fargo and SVP reached a global resolution of certain matters following a mediation session before the Honorable Kevin Gross, which is reflected in the Settlement Stipulation. The Settlement Stipulation includes a term sheet, reflecting the terms of a global resolution among the mediation parties. Specifically, the Settlement Stipulation provides for certain modifications to the Exit Facilities Documents and payment of certain professional fees incurred by SVP. Effectuation of the Settlement Stipulation will, thus, result in a fully consensual Plan that restructures the Debtors’ debt structure and leaves all other creditors and equity holders Unimpaired. The Settlement Stipulation was negotiated in good faith and at arms’ length and is in the best interests of the Debtors, their estates, their creditors, and other parties in interest.

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LL.	Disclosure of Facts

69. The Debtors have disclosed all material facts regarding the Plan, the Plan Supplement, and the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtors.

MM.	Essential Element of the Plan

70. Each Security (as defined in section 2(a)(1) of the Securities Act) issued under the Plan is an essential element of the Plan, is necessary for Confirmation and the Consummation of the Plan and is critical to the overall success and feasibility of the Plan. Entry into the instruments evidencing or relating to such Securities, including the Revolving Exit Facility, the New Senior Secured Term Loan Facility, and the New Second Lien Term Loan Facility, is in the best interests of the Debtors, their Estates, and all Holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to enter into the instruments evidencing or relating to such Securities, including the Revolving Exit Facility, the New Senior Secured Term Loan Facility, and the New Second Lien Term Loan Facility, and have provided sufficient and adequate notice of the material terms of such instruments, which material terms are fair and reasonable and were negotiated in good faith and at arms’-length.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

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2. Objections. All Objections, responses, statements, reservation of rights, and comments in opposition to the Plan and the Disclosure Statement, other than those withdrawn with prejudice in their entirety, waived, settled, or resolved prior to the Combined Hearing, or otherwise resolved on the record of the Combined Hearing and/or herein, are hereby overruled for the reasons stated on the record.

3. Disclosure Statement. The Disclosure Statement (a) contains information of a kind generally consistent with the disclosure requirements of applicable non-bankruptcy law (including the Securities Act), (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, and (c) is APPROVED in all respects.

4. Solicitation Procedures. The Solicitation Procedures were appropriate and satisfactory under the circumstances of these Chapter 11 Cases and satisfy the requirements of the Bankruptcy Code, Bankruptcy Rules, Local Rules, and applicable non-bankruptcy law and are hereby approved in all respects.

5. Ballots. The forms of Ballots attached as Exhibit 3 and Exhibit 4 to the Scheduling Order are in compliance with Bankruptcy Rule 3018(c), conform to Official Form Number 14, and are approved in all respects.

6. Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan, as set forth in the Disclosure Statement and the Scheduling Motion, are approved in all respects.

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7. Voting. The Voting Record Date is approved in all respects. The Voting Deadline with respect to Class 2 (Specified Derivatives Claims) and Class 5 (Unsecured Credit Facility Claims) is a reasonable and sufficient period of time to make an informed decision to accept or reject the Plan and is approved in all respects.

8. Confirmation of the Plan. The Plan, attached to this Order as Exhibit A, is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. Each of the terms and conditions of the Plan and the exhibits and schedules thereto, as modified herein and hereafter, including, without limitation, the documents contained in the Plan Supplement, is an integral part of the Plan and are hereby approved in all respects. The Debtors are authorized to enter into and execute all documents and agreements related to the Plan (including all exhibits and attachments thereto and documents referred to therein and herein), and the execution, delivery, and performance thereafter by the Reorganized Debtors, are hereby approved and authorized in all respects.

9. Deemed Acceptance of Plan as Modified. The Debtors modified the Plan postpetition to address concerns raised by parties in interest and made certain nonmaterial modifications and clarifications. The Plan modifications were immaterial and comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. Moreover, the Debtors’ key constituents affected by such modifications support these changes. Accordingly, no additional solicitation or disclosure was required on account of the modifications and all Holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan as modified, revised, supplemented, or otherwise amended (the “Plan Modifications”). No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan Modifications.

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10. Plan Classifications Controlling. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions and treatment thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (d) shall not be binding on the Debtors, the Reorganized Debtors, or Holders of Claims for purposes other than voting on the Plan.

11. No Action Required; Corporate Action. On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (a) to the extent undertaken, selection and appointment of the members of the Governing Bodies and officers of the Reorganized Debtors; (b) adoption of or modification to the Governance Documents, if required; (c) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (d) execution of and entry into the Exit Facilities Documents and the Omnibus Swap Amendment; (e) the retention of the Existing Equity Interests; (f) implementation of the Restructuring Transactions; and (g) implementation of the transaction contemplated under the Fashion District Term Sheet; and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan (including the grant of security interests set forth

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in the Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, the members of the Governing Bodies, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by Section 4.10 of the Plan shall be effective notwithstanding any requirements under nonbankruptcy law.

12. Means for Implementation of the Plan. The provisions governing the means for implementation of the Plan set forth in Article IV of the Plan shall be, and hereby are, approved in all respects. The Debtors are authorized to take all actions reasonably necessary to implement the Plan on the terms set forth in Article IV of the Plan. Further, upon the Effective Date, the Debtors or Reorganized Debtors, as applicable, are authorized to make the payments or other distributions set forth in Article II and Article III of the Plan.

13. Exemption from Certain Taxes and Fees. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, reinstatement, distribution, transfer or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing and/or recording of any mortgage, deed of trust, or other security interest or the securing of additional indebtedness by such or other means; (d) the making, assignment or recording of any lease or sublease; (e) the grant of collateral as

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security for any or all of the Exit Facilities; or (f) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment, and upon entry of this Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

14. Exit Facilities. On or around the Effective Date, the Reorganized Debtors are hereby authorized to enter into, execute, and deliver the Exit Facilities Documents and the Omnibus Swap Amendment, which terms shall be substantially consistent with the Restructuring Support Agreement and the Plan, and pay any and all applicable fees and expenses due in connection with the Exit Facilities Documents.

15. The Court hereby (a) approves the (i) Revolving Exit Facility, (ii) the New Senior Secured Term Loan Facility, and (iii) the New Second Lien Term Loan Facility, and all transactions contemplated thereby and therein, and all actions taken or to be taken, all undertakings

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made or to be made, and obligations incurred or to be incurred by the Debtors and the Reorganized Debtors, as applicable, in connection therewith, including the payment of all other fees and expenses (including payment of legal fees and expenses of counsel to the lenders), losses, damages, indemnities and other amounts provided for by the Exit Facilities Documents, (b) authorizes the Debtors and the Reorganized Debtors, as applicable, without further notice to or action, order or approval of this Court and without the need for any further corporate or shareholder action, to enter into and/or fully perform their obligations under the Exit Facilities Documents, including, without limitation, the payment of all fees and expenses in connection therewith, and (c) ratifies and approves, pursuant to sections 105(a), 363(b), 503(b)(1), and 507(a)(2) of the Bankruptcy Code, all fees, costs, obligations, and expenses paid by the Debtors or to be paid by the Reorganized Debtors in connection with the Exit Facilities, as applicable.

16. Upon the Effective Date, the Exit Facilities Documents shall constitute legal, valid, binding, and authorized debt obligations of each of the Reorganized Debtors, and the terms and provisions set forth in the Exit Facilities Documents shall be enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facilities Documents shall be deemed to have been extended in good faith, for legitimate business purposes, are reasonable, shall not be subject to challenge, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

17. On the Effective Date, all of the Liens, mortgages, deeds of trust, pledges, and other security interests to be granted in accordance with the Exit Facilities Documents (a) shall be deemed to be granted, (b) shall be legal, binding and enforceable Liens on, and security interests

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in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

18. The Reorganized Debtors and the secured parties (and their designees and agents) under such Exit Facilities Documents are hereby authorized to make all filings and recordings, and to obtain all governmental approvals and consents to evidence, establish, continue, and perfect all such Liens, mortgages, deeds of trust and other security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and this Order (it being understood that perfection of the liens and security interests granted under the Exit Facilities Documents shall occur automatically on the Effective Date by virtue of the entry of this Order, and any such filings, recordings, approvals, and consents shall not be necessary or required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens, mortgages, deeds of trust, and other security interests to third parties.

19. Allowance of Claims. Class 5 Unsecured Credit Facility Claims shall be Allowed, pursuant to the terms of the Plan, in the aggregate principal amount of $913 million plus any accrued but unpaid interest owed under the Prepetition Unsecured Credit Agreements as of the Effective Date. On the Effective Date, the satisfaction of Allowed Unsecured Credit Facility Claims in accordance with the Plan shall be indefeasible and shall not be subject to avoidance, attack, disgorgement, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, disallowance, defense, or any other challenges under applicable law or regulation by any entity.

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20. Holders of Claims and Interests are not required to File a Proof of Claim or Interest with the Court and shall be subject to the Court process only to the extent provided in the Plan. Any Proof of Claim filed in these Chapter 11 Cases, including with respect to an Executory Contract or Unexpired Lease assumed pursuant to the Plan, shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

21. Settlement Stipulation. The Settlement Stipulation is approved, and the Debtors are authorized to take any actions necessary or appropriate to effectuate the agreements outlined therein.

22. Bridge Facility. On the Effective Date, the repayment of the Bridge Facility Claims from the proceeds of the Revolving Exit Facility shall be indefeasible and shall not be subject to avoidance, attack, disgorgement, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, disallowance, defense, or any other challenges.

23. Restructuring Transactions. Prior to, on or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, and their respective officers and members of the Governing Bodies, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including, as applicable: (a) the execution, delivery, filing, registration or recordation of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement and the Restructuring Support

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Agreement; (b) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement and the Restructuring Support Agreement and having other terms to which the applicable Entities may agree; (c) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable modified, restated or amended Governance Documents; (d) the entry into, execution and delivery of the Exit Facilities Documents and performance of any and all obligations in connection with the Exit Facilities; (e) the continuation and validation of the Existing Equity Interests as set forth in the Plan; (f) consummate the transaction contemplated under the Fashion District Term Sheet; (g) such other transactions that are required to effectuate the Restructuring Transactions; and (h) all other actions that the applicable Entities determine to be necessary or appropriate, and in furtherance of the foregoing and of the Plan, including making filings or recordings that may be required by applicable law. The implementation of the Restructuring Transactions, to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment.

24. Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, the Restructuring Support Agreement, or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Debtor Releases) shall vest in each respective Reorganized

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Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized Debtors’ obligations under this Plan). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interest, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by the Plan or this Order.

25. Cancellation and Surrender of Instruments and Agreements. On the Effective Date, except as otherwise specifically provided for in the Plan and other than as to any Existing Equity Interests or the Retained Equity, as applicable, and the Intercompany Interests: (a) the obligations of the Debtors in connection with the Prepetition Bridge Facility, the Prepetition Unsecured Credit Facilities, and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of the Debtors giving rise to any Claim (other than any Existing Equity Interests), shall be cancelled as to the Debtors and the Debtors shall not have any continuing obligations thereunder, and each Holder of Bridge Facility Claims and Unsecured Credit Facility Claims shall be deemed to have surrendered all documents and instruments evidencing such Claims; and (b) any and all notes or loans or other documentation underlying the Prepetition Bridge Facility, the Prepetition Unsecured Credit Facilities or any other loans or obligations canceled, released or refinanced under the Plan, shall be deemed surrendered as of the Effective Date; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such deed, indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as

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provided herein; provided, further, however, that the preceding proviso shall not affect the discharge of Claims pursuant to the Bankruptcy Code, this Order or the Plan, or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan.

26. Treatment of Executory Contracts and Unexpired Leases. The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan shall be, and hereby are, approved in their entirety. For the avoidance of doubt, entry of this Order constitutes the Court’s approval of the assumption (or assumption and assignment to the Reorganized Debtor, as applicable) of each of the Debtors’ Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease previously expired or terminated pursuant to its own terms.

27. Assumption of PREIT/Hanover Agreements. Debtors PR Plymouth Meeting Associates PC, L.P., a Delaware limited partnership (“PMA”), PR Aeki Plymouth, L.P., a Delaware limited partnership (“AEKI”), PR Plymouth Meeting Limited Partnership, a Pennsylvania limited partnership (“Plymouth”), PR Exton Square Property, L.P., a Pennsylvania limited partnership (“Exton”), and PR Springfield Town Center LLC, a Delaware limited liability company (“Springfield”), severally, are parties to multiple contracts with Hanover R.S. Limited Partnership, a Delaware limited partnership (“Hanover”). These contracts consist of:

(i)

that certain Purchase and Sale Agreement effective as of February 10, 2020 (as subsequently amended from time to time pursuant to the terms thereof) (the “Plymouth Meeting PSA”), covering the property located in Plymouth Meeting, Plymouth Township, Montgomery County, Pennsylvania, as more particularly described in the Plymouth Meeting PSA;

(ii)

that certain Purchase and Sale Agreement effective as of January 27, 2020 (as subsequently amended from time to time pursuant to the terms thereof) (the “Exton II PSA”), covering the property located in Exton, West Whiteland Township, Chester County, Pennsylvania, as more particularly described in the Exton II PSA;

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(iii)

that certain Purchase and Sale Agreement effective as of February 25, 2020 (as subsequently amended from time to time pursuant to the terms thereof) (the “Springfield PSA”), covering the property located in Springfield, Fairfax County, Virginia, as more particularly described in the Springfield PSA;

(iv)	that certain Guaranty Agreement dated July 2, 2020 made by PMA in favor of Hanover (the “Guaranty”);

(v)

that certain Mortgage executed by PMA in favor of Hanover and recorded on July 2, 2020 against a parcel of the real property of PMA in Plymouth Meeting, Pennsylvania, to secure PMA’S obligations under the Guaranty and under the Plymouth Meeting PSA (the “PSA Mortgage”); and

(vi)	that certain Agreement among Sellers and Buyer made as of July 2, 2020 (the “Intercompany Agreement”),

as each of the foregoing may be further amended pursuant to the respective terms thereof in the ordinary course of business and without any need for notice, opportunity to be heard, or entry of an order concerning such amendment in any bankruptcy case. The Plymouth Meeting PSA, the Exton II PSA and the Springfield PSA, as each of the same may be in existence from time to time, are herein sometimes individually referred to as a “PSA” and collectively, as the “PREIT PSA’s.”

28. It is the intention of PMA, AEKI, Plymouth, Exton, and Springfield that each of the PREIT PSA’s, the Guaranty, the PSA Mortgage, and the Intercompany Agreement (collectively, the “PREIT/Hanover Agreements”), be assumed, reinstated, and otherwise pass through these Chapter 11 Cases as if the cases had never been filed. For the sake of clarification and to avoid any ambiguity, regardless of whether any of the PREIT/Hanover Agreements is an Executory Contract or Guaranty, or whether the obligations secured by the PSA Mortgage constitute Secured Property Level Debt, and notwithstanding any contrary or conflicting provision in the Plan, each of the PREIT/Hanover Agreements shall be assumed, reinstated, or otherwise shall “ride through” these Chapter 11 Cases such that all PREIT/Hanover Agreements shall remain intact, unaffected, and unaltered in any way during or as a result of these Chapter 11 Cases.

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29. WG Park Loan. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, this Order, or any other documents referenced therein (as any of the foregoing may be amended, modified, or otherwise changed), the loan documents and other agreements evidencing or otherwise related to the loan made by The Prudential Insurance Company of America and Teachers Insurance and Annuity Association of America (“WG Park Lenders”) on or about September 21, 2015 to non-Debtors WG Park, L.P. and WG Park – Anchor B LP (the “WG Park Loan”) and all of WG Park Lenders’ legal, equitable, contractual, or other rights and claims thereunder or in connection therewith shall remain unaltered and in full force and effect, enforceable by their terms against the parties thereto (whether Debtors or non-Debtor Affiliates) and unaffected by these Chapter 11 Cases or any filings or orders entered therein. All Claims held by WG Park Lenders against Debtors and all other parties related to the WG Park Loan, including all of Debtors’ guarantees of any obligations owed in connection therewith, shall similarly remain unaltered, in full force and effect, and shall otherwise be Reinstated. For the avoidance of doubt, Section 4.3 of the Plan shall apply to reinstate Debtors’ guarantees of or related to the WG Park Loan in full, shall not affect WG Park Lenders’ legal, equitable, and contractual rights or their Claims related to the WG Park Loan or Debtors’ guarantees in connection therewith.

30. Assumption of Insurance Policies. Each of the Insurance Policies (including all of the D&O Liability Insurance Policies) are treated as Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed (and assigned to the Reorganized Debtors) under section 365 of the Bankruptcy Code and will revest in the Reorganized Debtors. Regardless of whether any Insurance Policy is an Executory Contract, on and after the Effective Date, the Insurance Policies will remain valid and enforceable in accordance with their terms and shall not be impaired by the Plan or this Order, and the Debtors, the Reorganized Debtors or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies.

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31. After the Effective Date, to the extent consistent with applicable law and Governance Documents, the Reorganized Debtors (or any such assignee) may increase, reduce, restrict, or otherwise modify, in their sole discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, trustees and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

32. Provisions Governing Distributions. The distribution provisions of Article VI of the Plan shall be, and hereby are, approved in their entirety.

33. Release, Discharge, Exculpation, and Injunction Provisions. The release, discharge, exculpation, injunction, and related provisions set forth in Article VII of the Plan shall be, and hereby are, approved and authorized in their entirety, including, but not limited to:

a.	Debtor Release. The Debtor Release set forth in Section 7.2 of the Plan is hereby approved.

b.	Third-Party Release. The Third-Party Release set forth in Section 7.3 of the Plan is hereby approved.

c.	Discharge of Claims. The discharge of claims set forth in Section 7.4 of the Plan is hereby approved.

d.	Exculpation. The Exculpation set forth in Section 7.5 of the Plan is hereby approved.

e.	Injunction. The Injunction provision set forth in Section 7.6 of the Plan is hereby approved.

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f.	Release of Liens, Claims and Interests. The Release of Liens, Claims and Interest provision set forth in Section 7.9 of the Plan is hereby approved.

34. Professional Fee Escrow Account. The procedures and timing governing all requests for payment of Professional Fee Claims, as set forth in Section 2.2 of the Plan, are hereby approved in their entirety, provided, that, upon entry of an order approving any such request for payment of a Professional Fee Claim, the Debtors or the Reorganized Debtors, as applicable, shall pay any and all amounts approved by the Court as soon as reasonably practicable. Any Professional Fee Claims (and Restructuring Expenses as set forth below) are authorized to be paid at closing of the Restructuring Transactions into an escrow account opened and maintained with a third-party escrow agent, until such time as such Professional Fee Claims are authorized to be paid by the Court (to the extent applicable).

35. Restructuring Expenses; Other Fees and Expenses. Upon the Effective Date, the Restructuring Expenses shall be paid, and the Reorganized Debtors hereby are authorized to pay the Restructuring Expenses, in accordance with Section 2.5 of the Plan; provided; however, that such amounts shall be paid into the Professional Fee Escrow Account to the extent not yet approved and/or paid pursuant to the procedures set forth in the Plan.

36. Upon the Effective Date, the Reorganized Debtors are hereby authorized to pay, without the need to file any application under sections 330 or 331 of the Bankruptcy Code, reasonable and documented fees and expenses incurred but unpaid on or before the Effective Date by all of the attorneys, advisors and other professionals of the Prepetition Lenders and the Prepetition Bridge Lenders payable pursuant to the Prepetition Unsecured Credit Agreements and the Prepetition Bridge Credit Agreement (as applicable), subject to the agreed-upon caps; provided the fees and expenses so paid to SVP shall not exceed $1.2 million in the aggregate.

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37. Utility Order. On or as reasonably practicable after the Effective Date, the Reorganized Debtors are authorized to withdraw the funds held in the segregated escrow account pursuant to the Interim Order (I) Authorizing the Debtors’ Proposed Form of Adequate Assurance of Payment to Utility Companies, (II) Establishing Procedures For Resolving Objections by Utility Companies, (III) Prohibiting Utility Companies From Altering, Refusing, or Discontinuing Service, and (IV) Granting Related Relief [D.I. 74] (the “Utility Order”), and the Reorganized Debtors shall have no further obligations to comply with the Utility Order. If applicable, all utilities, including any Person or Entity that received a deposit or other form of adequate assurance of performance under section 366 of the Bankruptcy Code during these Chapter 11 Cases in compliance with the Utility Order or otherwise, must return such deposit or other form of adequate assurance of performance to the Reorganized Debtors within thirty days of the Effective Date, provided that any such utility may apply such deposit or other form of adequate assurance of performance to the Reorganized Debtors’ account within 30 days of the Effective Date.

38. Conditions Precedent to the Effective Date. The provisions governing the conditions precedent to the Effective Date set forth in Section 8.2 of the Plan shall be, and hereby are, approved in their entirety. The Debtors are authorized to consummate the Plan at any time after the entry of this Order, subject to satisfaction or waiver of the provisions set forth in Section 8.2 of the Plan pursuant to their terms.

39. Closing of Affiliated Cases. On or after the Effective Date, in lieu of the requirements of Local Rule 3022-1, the Reorganized Debtors shall be authorized to file a certificate of counsel requesting entry of a proposed final decree (the “Case Closing Order”), closing all of the Chapter 11 Cases listed on Schedule 2 attached to the Plan (the “Fully Administered Cases”). Upon entry of the Case Closing Order, the Clerk of the Court shall make an appropriate entry on

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the docket providing that a final decree has been entered and the Fully Administered Cases are closed as of the date thereof. Notwithstanding the closing of the Fully Administered Cases, the case caption for all pleadings shall remain in the form of the case caption used in the Plan. Notwithstanding the closing of the Fully Administered Cases, when closing the Remaining Case (as defined below) the Reorganized Debtor shall file a consolidated closing report in the case of Pennsylvania Real Estate Investment Trust, Case No. 20-12737 (KBO) (the “Remaining Case”) pursuant to the requirements of Local Rule 3022-1.

40. Notwithstanding the closing of the Fully Administered Cases, the Reorganized Debtors shall be authorized to, and shall retain all rights to, file applications, motions or other documents in the Remaining Case.

41. The Reorganized Debtors shall, promptly after the full administration of the Remaining Case, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, the Local Rules, and any applicable order of the Bankruptcy Court to close the Remaining Case.

42. Retention of Jurisdiction. The provisions governing the retention of jurisdiction set forth in Article X of the Plan shall be, and hereby are, approved in their entirety. Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of this Order and the occurrence of the Effective Date, the Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all matters related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible including, without limitation, over the matters set forth in Article X of the Plan. For avoidance of doubt, the jurisdictional and governing law provisions set forth in the Exit Facilities Documents shall control on and after the Effective Date.

43. Payment of Statutory Fees. All fees payable pursuant to under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), shall be paid by the

47

Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until these Chapter 11 Cases are dismissed, closed, or converted to one under chapter 7 of the Bankruptcy Code, whichever occurs first.

44. Effectiveness of All Actions. Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, before, or after the Effective Date pursuant to this Order, without further application to, or order of this Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders. This Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations, of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, agreements, any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, agreements, and any amendments or modifications thereto.

45. Effect of Conflict Between Plan and This Order. Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, with respect to any conflict or inconsistency between the Plan and this Order, this Order shall govern.

46. Nonseverability of Plan Provisions and this Order. Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid

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and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent. Each provision of this Order is nonseverable and mutually dependent on each other term of this Order and the Plan.

47. Failure of Consummation. If the Effective Date does not occur, then: (a) the Plan and this Order will be null and void in all respects; (b) any settlement or compromise embodied in the Plan or this Order, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; and (c) nothing contained in the Plan or this Order shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of any Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity, and all parties shall revert to the status quo as if this Order had not been entered.

48. Terms of Injunctions or Stays. Unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in these Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Order (including the Injunction) shall remain in full force and effect in accordance with their terms.

49. Modifications, Revocation, or Withdrawal of the Plan. The provisions governing the modification, revocation, and withdrawal of the Plan set forth in Article IX of the Plan are approved in their entirety. The Debtors or the Reorganized Debtors, as applicable, are authorized to make any and all modifications to the Plan in accordance with Article IX of the Plan and any and all documents that are necessary to effectuate the Plan without need for further order or authorization of the Court.

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50. Certain Government Matters. Notwithstanding any other provision in the Plan, Plan Supplement, this Order, or related Plan documents (collectively, the “Plan Documents”), nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-Debtor from any right, claim, liability, defense or Cause of Action of the United States or any State, or impairs the ability of the United States or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-Debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if these Chapter 11 Cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All rights, claims, liabilities, defenses or Causes of Action, of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if these Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or Cause of Action. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (a) require the United States or any State to file any proofs of claim or administrative expense claims in these Chapter 11 Cases for any right, claim, liability, defense, or

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Cause of Action; (b) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-Debtor; (c) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (d) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (e) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (f) relieve any party from compliance with all licenses and permits issued by Governmental Units in accordance with non-bankruptcy law.

51. SEC Matters. Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan and/or this Order, no provision of the Plan or this Order shall (a) preclude the United States Securities and Exchange Commission (“SEC”) from enforcing its police or regulatory powers; or (b) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-Debtor person or non-Debtor entity in any forum.

52. Notice of Confirmation and Effective Date. In accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days of the Effective Date, the Reorganized Debtors shall cause the notice of Confirmation and the Effective Date (the “Confirmation Notice”), substantially in the form attached hereto as Exhibit B, to be served, by e-mail, first class mail, postage prepaid, or by overnight courier service, to all parties served with the Combined Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any

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Entity to whom the Debtors mailed a Combined Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors or Reorganized Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. Such service of the Confirmation Notice in the time and manner set forth in this paragraph shall be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c) and no further notice is necessary.

53. The Confirmation Notice shall constitute sufficient notice of the entry of this Order to such filing and recording officers and shall be a recordable instrument notwithstanding any contrary provision of applicable nonbankruptcy law.

54. Applicable Nonbankruptcy Law. The provisions of this Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

55. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

56. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

52

57. Waiver of Schedules and Statements. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rules 1007 and 2015.3, obligating the Debtors to file or submit any list, report, schedule, or statement with the Court or the U.S. Trustee, is permanently waived, effective as of the Effective Date.

58. Immediate Binding Effect. Subject to the Section 8.2 of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), and 7062, upon the occurrence of the Effective Date, the Plan shall be immediately effective and enforceable and deemed binding upon (a) the Debtors and the Reorganized Debtors, (b) any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests voted or are deemed to have accepted the Plan), (c) all Entities that are parties to or are subject to the Plan, (d) each Entity acquiring property under the Plan, (e) any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, and (f) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

59. Waiver of Stay. This Order (a) shall be immediately effective and enforceable upon the entry hereof, and (b) for good cause shown, based on the record of the Combined Hearing, shall not be subject to any stay otherwise applicable under the Bankruptcy Rules, including Bankruptcy Rule 3020(e). The period within which an appeal must be filed commences upon the entry of this Order.

Dated: November 30th, 2020	/s/ Karen B. Owens
Wilmington, Delaware	Karen B. Owens
United States Bankruptcy Judge

53

Schedule 1

(Alphabetical List of Debtors)

	Debtor Name	Case No.	EIN
1	Bala Cynwyd Associates, LP	20-12761	8913
2	Moorestown Mall LLC	20-12791	8051
3	Pennsylvania Real Estate Investment Trust	20-12737	6339
4	Plymouth Ground Associates LLC	20-12769	N/A
5	Plymouth Ground Associates, LP	20-12771	N/A
6	PR AEKI Plymouth LLC	20-12775	N/A
7	PR AEKI Plymouth, LP	20-12777	N/A
8	PR BVM LLC	20-12796	N/A
9	PR Capital City Limited Partnership	20-12776	7775
10	PR Capital City LLC	20-12774	4283
11	PR CC I LLC	20-12778	3669
12	PR CC II LLC	20-12772	N/A
13	PR CC Limited Partnership	20-12781	4179
14	PR Cherry Hill Office GP, LLC	20-12759	N/A
15	PR Cumberland Outparcel LLC	20-12744	N/A
16	PR Exton Limited Partnership	20-12762	2620
17	PR Exton LLC	20-12756	N/A
18	PR Exton Outparcel GP, LLC	20-12755	N/A
19	PR Exton Outparcel Holdings, LP	20-12758	N/A
20	PR Exton Outparcel Limited Partnership	20-12760	N/A
21	PR Exton Square Property L.P.	20-12773	7997
22	PR Fin Delaware LLC	20-12739	N/A
23	PR Financing I LLC	20-12757	7844
24	PR Financing II LLC	20-12754	N/A
25	PR Financing Limited Partnership	20-12770	4892
26	PR Gainesville Limited Partnership	20-12749	N/A
27	PR Gainesville LLC	20-12779	N/A
28	PR GV LLC	20-12742	N/A
29	PR GV LP	20-12747	N/A
30	PR Hyattsville LLC	20-12784	3110
31	PR Jacksonville Limited Partnership	20-12768	N/A
32	PR Jacksonville LLC	20-12765	4726
33	PR JK LLC	20-12763	N/A
34	PR Magnolia LLC	20-12753	5017
35	PR Monroe Old Trail Holdings, L.P.	20-12803	N/A
36	PR Monroe Old Trail Holdings, LLC	20-12802	N/A
37	PR Monroe Old Trail Limited Partnership	20-12801	N/A
38	PR Monroe Old Trail, LLC	20-12800	N/A
39	PR Moorestown Anchor-L&T, LLC	20-12743	N/A
40	PR Moorestown Anchor-M LLC	20-12792	N/A

	Debtor Name	Case No.	EIN
41	PR Moorestown Limited Partnership	20-12790	7661
42	PR Moorestown LLC	20-12786	N/A
43	PR Plymouth Anchor-M, L.P.	20-12787	N/A
44	PR Plymouth Anchor-M, LLC	20-12785	N/A
45	PR Plymouth Meeting Associates PC LP	20-12795	N/A
46	PR Plymouth Meeting Limited Partnership	20-12783	8280
47	PR Plymouth Meeting LLC	20-12780	N/A
48	PR PM PC Associates LLC	20-12793	N/A
49	PR PM PC Associates LP	20-12794	N/A
50	PR Prince George’s Plaza LLC	20-12782	6377
51	PR Springfield Town Center LLC	20-12741	9679
52	PR Sunrise Outparcel 2, LLC	20-12799	4373
53	PR Swedes Square LLC	20-12750	N/A
54	PR TP LLC	20-12746	N/A
55	PR TP LP	20-12751	N/A
56	PR Valley Anchor-M Limited Partnership	20-12789	N/A
57	PR Valley Anchor-M, LLC	20-12788	N/A
58	PR Valley Anchor-S, LLC	20-12748	N/A
59	PR Valley Limited Partnership	20-12766	5123
60	PR Valley LLC	20-12764	4705
61	PR Valley Solar LLC	20-12797	N/A
62	PR Valley View Anchor-M, LLC	20-12804	N/A
63	PR Valley View Anchor-M, LP	20-12752	N/A
64	PR Valley View OP-DSG/CEC, LLC	20-12740	5063
65	PR Woodland Anchor-S, LLC	20-12745	N/A
66	PREIT Associates, L.P.	20-12736	5032
67	PREIT-RUBIN OP, Inc.	20-12798	4799
68	PREIT-RUBIN, Inc.	20-12738	4920
69	XGP LLC	20-12767	N/A

2

Exhibit A

(Plan)

3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re: PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, et al.,[1] Debtors.	: : : : : x	Chapter 11 Case No. 20-12737 (KBO) (Jointly Administered)

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF PENNSYLVANIA REAL ESTATE INVESTMENT TRUST AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES

(WITH ADDITIONAL TECHNICAL MODIFICATIONS AS OF NOVEMBER 20, 2020)

THIS PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING PREPETITION SOLICITATION CONDUCTED IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.

DLA PIPER LLP (US)

R. Craig Martin (DE 5032)

Stuart M. Brown, Esq. (DE 4050)

Aaron Applebaum, Esq. (DE 5587)

1201 N. Market Street, Suite 2100

Wilmington, Delaware 19801

Telephone: (302) 468-5700

Facsimile: (302) 394-2341

stuart.brown@us.dlapiper.com

aaron.applebaum@us.dlapiper.com

Richard A. Chesley, Esq. (admitted pro hac vice)

Daniel M. Simon, Esq. (admitted pro hac vice)

Oksana Koltko Rosaluk, Esq. (admitted pro hac vice)

David Avraham, Esq. (admitted pro hac vice)

Tara Nair, Esq. (admitted pro hac vice)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Telephone: (312) 368-4000

Facsimile: (312) 236-7516

Emails:   richard.chesley@us.dlapiper.com

       daniel.simon@us.dlapiper.com

       oksana.koltko@us.dlapiper.com

       david.avraham@us.dlapiper.com

       tara.nair@us.dlapiper.com

Counsel to Pennsylvania Real Estate Investment Trust

and Its Direct and Indirect Subsidiaries

Dated: November 20, 2020

[1]

A list of the debtors in these Chapter 11 Cases, along with the last four digits of each debtor’s federal tax identification number, is attached hereto as Schedule 1. The corporate headquarters and the mailing address for the Debtors is 2005 Market Street, Suite 1000, Philadelphia, PA 19103.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1

1.1	Defined Terms	1

1.2	Rules of Interpretation	15

1.3	Computation of Time	16

1.4	Governing Law	16

1.5	Reference to Monetary Figures	16

1.6	Reference to the Debtors or the Reorganized Debtors	16

1.7	Consent Rights of Requisite Consenting Lenders and Requisite Consenting Bridge Lenders	16

1.8	Controlling Document	16

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES		17

2.1	Administrative Claims	17

2.2	Professional Fee Claims	17

2.3	Priority Tax Claims	18

2.4	Statutory Fees	19

2.5	Restructuring Expenses	19

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		19

3.1	Classification of Claims and Interests	19

3.2	Summary of Classification for the Reorganized Debtor	20

3.3	Classification and Treatment of Claims and Interests	20

3.4	Special Provisions Regarding Unimpaired Claims	24

3.5	Voting Classes, Presumed Acceptance by Non-Voting Classes	25

3.6	Elimination of Vacant Classes	25

3.7	Controversy Concerning Impairment	25

3.8	Intercompany Interests	25

3.9	Subordinated Claims	25

3.10	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	25

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		26

4.1	Restructuring Transactions	26

4.2	Sources of Consideration for Plan Distributions	27

4.3	Reinstatement of Guarantees	29

4.4	Continued Corporate Existence	29

4.5	Governance Documents	29

4.6	Members of the Governing Bodies	29

4.7	Vesting of Assets in the Reorganized Debtors	30

4.8	Section 1145 Exemption	30

4.9	Cancellation and Surrender of Instruments and Agreements	30

4.10	Corporate Action	31

4.11	Section 1146 Exemption from Certain Taxes and Fees	31

4.12	Preservation of Causes of Action	32

4.13	Single Satisfaction of Claims	32

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		33

5.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	33

5.2	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	33

5.3	Modifications, Amendments, Supplements, Restatements or Other Agreements	34

5.4	Reservation of Rights	35

5.5	Contracts and Leases Entered Into After the Petition Date	35

5.6	Assumption of Insurance Policies	35

5.7	Assumption of the Employee Compensation and Benefits Program	35

5.8	Indemnification Obligations	36

5.9	Nonoccurrence of Effective Date	36

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		36

6.1	Record Date for Distributions	36

6.2	Timing of Distributions	36

6.3	Disbursing Agent	37

6.4	Delivery of Distributions and Undeliverable or Unclaimed Distributions	37

6.5	Fractional Distributions	37

6.6	Undeliverable Distributions and Unclaimed Property	38

6.7	Compliance with Tax Requirements and Allocations	38

6.8	Allocation Between Principal and Interest	39

6.9	Setoffs and Recoupment	39

6.10	No Postpetition Interest on Claims	39

ARTICLE VII. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		39

7.1	General Compromise and Settlement of Claims, Interests and Controversies	39

7.2	Releases by the Debtor	40

7.3	Releases by Holders of Claims and Interests	41

7.4	Discharge of Claims	42

7.5	Exculpation	43

7.6	Injunction	43

7.7	Term of Injunctions or Stays	44

7.8	Protection Against Discriminatory Treatment	44

7.9	Release of Liens, Claims and Interests	44

ARTICLE VIII. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		45

8.1	Conditions Precedent to Confirmation	45

8.2	Conditions Precedent to the Effective Date	45

8.3	Waiver of Conditions	47

8.4	Effect of Failure of Conditions	47

8.5	Substantial Consummation	47

ARTICLE IX. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		47

9.1	Modification and Amendments	47

9.2	Effect of Confirmation on Modifications	48

9.3	Revocation or Withdrawal of the Plan	48

ARTICLE X. RETENTION OF JURISDICTION		48

ARTICLE XI. MISCELLANEOUS PROVISIONS		50

11.1	Tax Structure	50

11.2	Immediate Binding Effect	50

11.3	Additional Documents	51

11.4	Reservation of Rights	51

11.5	Successors and Assigns	51

11.6	Notices	52

11.7	Entire Agreement	53

11.8	Severability of Plan Provisions	53

11.9	Exhibits	53

11.10	Votes Solicited in Good Faith	53

11.11	Closing of Chapter 11 Cases	54

11.12	Document Retention	54

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the respective meanings set forth in Section 1.1 of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan and certain related matters.

ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

1.1 Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1. “Administrative Claim” means any right to payment constituting a cost or expense of administration incurred during the Chapter 11 Cases of a kind specified in sections 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, other than the Professional Fee Claims.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3. “Agent” means Wells Fargo Bank, National Association, as administrative agent under the Prepetition Unsecured Credit Agreements and the Prepetition Bridge Credit Agreement.

4. “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (i) any Claim or Interest arising on or before the Effective Date (a) as to which no objection to allowance has been interposed within the time period set forth in the Plan or (b) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective Holder, (ii) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (iii) any Claim or Interest as to which the Debtors and the Holder of the Claim or Interest agree as to the amount of the Claim or Interest or (iv) any Claim or Interest that is expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, each Reorganized Debtor will retain all claims and defenses with respect to Allowed Claims and Allowed Interests that are Reinstated, retained or otherwise Unimpaired pursuant to the Plan. For the avoidance of doubt, there is no requirement to file a proof of claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan.

5. “Approved Annual Business Plan” means an annual financial and business plan prepared by the Debtors for each calendar year through the maturity of the Exit Facilities with the initial Approved Annual Business Plan to be filed as part of the Plan Supplement, with the content thereof subject to approval by Requisite Consenting Lenders, which plan may be updated by the Debtors within forty-five (45) days after the end of any fiscal quarter subject to the approval of such update by the Agent, and in any event which shall be updated on an annual basis within one hundred and twenty (120) days after the end of each fiscal year.

6. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination or other Claims, Causes of Action or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal or foreign statutes and common law, including fraudulent transfer laws.

7. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

8. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware and, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Delaware.

9. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as well as the general, local and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

10. “Board of Trustees” means the Governing Body of PREIT, pursuant to the Amended and Restated Trust Agreement, dated December 18, 2008 (as subsequently amended).

11. “Bridge Facility Claim” means any Claim for obligations arising under, derived from or relating to the Prepetition Bridge Facility, including any Claim for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising under or related to the Prepetition Bridge Credit Agreement.

12. “Bridge Facility Secured Parties” means the Prepetition Bridge Lenders and the Agent under the Prepetition Bridge Credit Agreement.

13. “Business Day” means any day other than a Saturday, a Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and other similar items.

15. “Cash Collateral” has the meaning set forth in Section 363(a) of the Bankruptcy Code, including the proceeds of the collateral granted under the Prepetition Bridge Credit Agreement and any other agreements and documents executed or delivered in connection therewith and any other cash in which any of the Bridge Facility Secured Parties has a lien or other interest as of the Petition Date.

16. “Cause of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, Lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license or franchise of any kind or character whatsoever, known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, the term “Cause of Action” also includes (i) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any claim or defense, including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any state law fraudulent transfer claim.

17. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

18. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

19. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

20. “Class” means a category of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

21. “Company” means Pennsylvania Real Estate Investment Trust together with its direct and indirect subsidiaries.

22. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

23. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

24. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

25. “Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan in the Chapter 11 Cases pursuant to section 1129 of the Bankruptcy Code.

26. “Consenting Lender” means each Prepetition Lender and Prepetition Bridge Lender that is party to the Restructuring Support Agreement.

27. “Consummation” means the occurrence of the Effective Date.

28. “Cure Claim” means a Claim based upon a monetary default, if any, by a Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor pursuant to sections 365 or 1123 of the Bankruptcy Code.

29. “D&O Liability Insurance Policies” means all insurance policies of either the Debtors or the Reorganized Debtors for directors’, trustees’, managers’ and officers’ liability.

30. “Debtor Borrower Group” means, collectively, PREIT, PREIT Associates and PREIT-Rubin.

31. “Debtor Releases” means the release set forth in Section 7.2.

32. “Debtors” means, collectively, each of the Entities identified on Schedule 1 attached hereto, as may be supplemented with the additional Entities, as debtors and debtors in possession in these Chapter 11 Cases.

33. “Definitive Documents” means (i) the Plan (including the ballots, exhibits and supplements hereto), (ii) the Disclosure Statement and all other solicitation materials in respect of this Plan, (iii) any Financing Orders, (iv) the motion seeking the Confirmation Order, (v) the Revolving Exit Facility Documents, (vii) the New Senior Secured Term Loan Facility Documents, (viii) the New Second Lien Term Loan Facility Documents and (ix) all first day pleadings or papers, in each case, which are satisfactory in form and substance to the Requisite Consenting Lenders and the Requisite Consenting Bridge Lenders.

34. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan, which Entity may include the Claims and Noticing Agent.

35. “Disclosure Statement” means the disclosure statement in respect of the Plan, including any exhibits, appendices, schedules, ballots and related documents thereto, as amended, supplemented or modified from time to time, as approved or ratified by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

36. “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence.

37. “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be the first Business Day after the day on which the Confirmation Order is entered by the Bankruptcy Court.

38. “Effective Date” means the first Business Day after which all provisions, terms and conditions specified in Section 8.2 have been satisfied or waived pursuant to Section 8.3.

39. “Enjoined Party” means all Entities who have held, hold or may hold Claims or Interests that have been released or discharged or are subject to exculpation pursuant to the Plan.

40. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

41. “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

42. “Estate” means, individually or collectively, the estate of a Debtor or estates of the Debtors created under section 541 of the Bankruptcy Code.

43. “Excluded Claims” means any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Revolving Exit Facility, the New Senior Secured Term Loan Facility and the New Second Lien Term Loan Facility, or any Claim or obligation arising under the Plan.

44. “Exculpated Claim” means any Cause of Action related to any act or omission in connection with, relating to or arising out of the formulation, preparation, dissemination or negotiation of the Restructuring Support Agreement and related prepetition and postpetition transactions, these Chapter 11 Cases, the formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement, the Plan, the Plan Supplement, the Revolving Exit Facility Documents, the New Senior Secured Term Loan Facility Documents, the New Second Lien Term Loan Facility Documents and any other contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including, to the extent applicable, the issuance of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event or other occurrence taking place prior to, on or after the Petition Date.

45. “Exculpated Party” means, collectively, and in each case in its capacity as such: (i) the Debtors, (ii) the Reorganized Debtors, (iii) each Related Party with respect to each of the foregoing in clauses (i) and (ii) and (iv) any other Person entitled to the protections of section 1125(e) of the Bankruptcy Code.

46. “Exculpation” means the exculpation provision set forth in Section 7.5 hereof.

47. “Executory Contract” means a contract to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

48. “Existing Equity Holder” means a Holder of Existing Equity Interests immediately prior to the Effective Date.

49. “Existing Equity Interests” means the Interests in PREIT, together with any and all outstanding and unexercised or unvested warrants, options or rights to acquire PREIT’s outstanding equity immediately prior to the Effective Date.

50. “Exit Commitment Fee” means a Cash exit commitment fee to be paid on the Effective Date pursuant to the terms of the Restructuring Term Sheet.

51. “Exit Facilities” means the Revolving Exit Facility, the New Senior Secured Term Loan Facility and the New Second Lien Term Loan Facility.

52. “Exit Facilities Agent” means Wells Fargo Bank, National Association or its successor or assignee, as the administrative agent or collateral agent, as the case may be, under each of the following: the Revolving Exit Facility Credit Agreement, the New Senior Secured Term Loan Credit Agreement and the New Second Lien Term Loan Credit Agreement.

53. “Exit Facilities Documents” means, collectively, the Revolving Exit Facility Documents, the New Senior Secured Term Loan Facility Documents and the New Second Lien Term Loan Facility Documents.

54. “Fashion District Facility” means that certain prepetition senior term loan facility in the aggregate principal amount of $350 million extended to PM Gallery LP as the borrower on the terms of and pursuant to the Term Loan Agreement, dated as of January 22, 2018 (as subsequently amended and modified).

55. “Fashion District Term Sheet” means that certain Summary of Terms and Conditions with respect to the Fashion District Facility executed on or around November 1, 2020.

56. “Final Order” means an order, ruling or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended or vacated, and as to which (i) the time to appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired.

57. “Financing Order” means (i) an order of the Bankruptcy Court, authorizing the Debtors to use Cash Collateral securing Prepetition Bridge Facility Indebtedness on an interim basis, which shall be in form and substance acceptable to the Agent and Requisite Consenting Bridge Lenders and (ii) an order of the Bankruptcy Court authorizing the Company to use Cash Collateral securing Prepetition Bridge Facility Indebtedness on a final basis, which shall be in form and substance acceptable to the Agent and Requisite Consenting Bridge Lenders.

58. “General Unsecured Claim” means any unsecured Claim against the Debtors that is not an Unsecured Credit Facility Claim, an Intercompany Claim or a Claim that is Secured, subordinated or entitled to priority under the Bankruptcy Code.

59. “Governance Documents” means each Debtor’s (or Reorganized Debtor’s, as context requires) respective certificate of incorporation, certificate of formation, bylaws, charter, trust agreement, indenture, limited liability company agreement, partnership agreement, shareholder agreement and such other formation and constituent documents, either in effect prior to the Effective Date or as amended, restated or otherwise modified as of the Effective Date, as the context requires.

60. “Governing Body” means, in each case in its capacity as such, the board of directors, board of trustees, board of managers, manager, managing member, general partner, investment committee, special committee or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

61. “Governmental Unit” means any domestic, foreign, provincial, federal, state, local or municipal (a) government, (b) governmental agency, commission, department, bureau, ministry or other governmental entity or (c) any other governmental unit as defined in section 101(27) of the Bankruptcy Code.

62. “Holder” means any Entity that is the legal or beneficial owner of a Claim as of the applicable date of determination.

63. “Impaired” means any Claim or Interest in an Impaired Class.

64. “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code. For the avoidance of doubt, Impaired Classes under the Plan are Class 2 and Class 5.

65. “Insurance Policies” means any insurance policies, surety bonds, indemnity agreements entered into in connection with surety bonds, insurance settlement agreements, coverage-in-place agreements or other agreements related to the provision of insurance entered into by or issued to or for the benefit of the Debtors or their predecessors.

66. “Insurer” means a counterparty to any Insurance Policy that is not a Debtor, its predecessors, or Affiliates.

67. “Intercompany Claim” means a Claim against a Debtor held by (i) another Debtor or (ii) non-Debtor Affiliate of the Debtors.

68. “Intercompany Interest” means an Interest held by a Debtor in another Debtor.

69. “Interest” means collectively, (i) any Equity Security, or any other equity or ownership interest (including any such interest in a partnership, limited liability company or other Entity), in any Debtor, (ii) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (iii) any and all Claims that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code.

70. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

71. “Local Rules” means the Local Rules for the United States Bankruptcy Court for the District of Delaware.

72. “New Second Lien Term Loan Credit Agreement” means that certain loan agreement, memorializing the New Second Lien Term Loan Facility, which shall be entered into among one or more of the Reorganized Debtors, the Exit Facilities Agent and the Consenting Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

73. “New Second Lien Term Loan Facility” means the new second lien secured term loan credit facility in an aggregate principal amount of $313 million (subject to upward adjustment for any accrued and unpaid interest outstanding as of the Effective Date), which aggregate principal amount shall be subject to the New Senior Term Loan Facility Adjustment (as set forth in Section 4.2 hereof), consistent with the terms and conditions set forth in the Restructuring Term Sheet and entered into on and as of the Effective Date on the terms and conditions set forth in the New Second Lien Term Loan Facility Documents.

74. “New Second Lien Term Loan Facility Documents” means, collectively, the New Second Lien Term Loan Credit Agreement and any other agreements or documents memorializing the New Second Lien Term Loan Facility, including any amendments, modifications and supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents and instruments (including any amendments, restatements, supplements or modifications of any of the foregoing) related to or executed in connection with the New Second Lien Term Loan Facility, as may be amended, restated, supplemented or otherwise modified from time to time.

75. “New Senior Secured Term Loan Credit Agreement” means that certain loan agreement, memorializing the New Senior Secured Term Loan Facility, which shall be entered into among one or more of the Reorganized Debtors, the Exit Facilities Agent and the Consenting Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

76. “New Senior Secured Term Loan Facility” means the new first lien secured term loan credit facility in an aggregate principal amount of $600 million, which aggregate principal amount shall be subject to the New Senior Term Loan Facility Adjustment (as set forth in Section 4.2 hereof), consistent with the terms and conditions set forth in the Restructuring Term Sheet and entered into on and as of the Effective Date on the terms and conditions set forth in the New Senior Secured Term Loan Facility Documents.

77. “New Senior Secured Term Loan Facility Documents” means, collectively, the New Senior Secured Term Loan Credit Agreement and any other agreements or documents memorializing the New Senior Secured Term Loan Facility, including any amendments, modifications and supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents and instruments (including any amendments, restatements, supplements or modifications of any of the foregoing) related to or executed in connection with the New Senior Secured Term Loan Facility, as may be amended, restated, supplemented or otherwise modified from time to time.

78. “Notice and Claims Agent” means Prime Clerk LLC retained as the Debtors’ notice, claims and solicitation agent.

79. “Omnibus Swap Amendment” means that certain amendment to the Swap Agreement(s) between one or more Debtors and the Holder of an Allowed Specified Derivatives Claim, providing for, among other things, the rescission by such Holders of any early termination or automatic early termination of the transactions under the Swap Agreement(a) where and to the extent applicable, and which amendment will be entered into and be effective as of the Effective Date between the Reorganized Debtors and the Holder of such Allowed Specified Derivatives Claim.

80. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (i) an Administrative Claim, (ii) a Professional Fee Claim or (ii) a Priority Tax Claim.

81. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

82. “Petition Date” means the date on which the Debtors commenced their Chapter 11 Cases.

83. “Plan” means this Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Restructuring Support Agreement or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

84. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules and exhibits to the Plan (in each case, as may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including, among other things, as applicable: (i) the Governance Documents of the Reorganized Debtors (solely to the extent that such documents are materially modified from their current form); (ii) the identities of the members of the Board of Trustees of the Reorganized PREIT; (iii) the Schedule of Retained Causes of Action; (iv) the Revolving Exit Facility Documents; (v) the New Senior Secured Term Loan Facility Documents; (vi) the Approved Annual Business Plan; (vii) the New Second Lien Term Loan Facility Documents; (viii) the Omnibus Swap Amendment; and (ix) the Fashion District Term Sheet; provided that, through the Effective Date, the Debtors, with the consent of the Requisite Consenting Lenders, shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement.

85. “Postpetition Senior Secured Facilities” means, collectively, the New Senior Secured Term Loan Facility and Revolving Exit Facility.

86. “PREIT” means Pennsylvania Real Estate Investment Trust.

87. “PREIT Associates” means PREIT Associates, L.P.

88. “PREIT-Rubin” means PREIT-Rubin, Inc.

89. “Prepetition Bridge Credit Agreement” means that certain Credit Agreement, dated as of August 11, 2020, among the Debtor Borrower Group and certain of the Prepetition Lenders party thereto, as subsequently amended.

90. “Prepetition Bridge Facility” means the prepetition secured credit facility in the aggregate principal amount of $55 million under the Prepetition Bridge Credit Agreement.

91. “Prepetition Bridge Facility Indebtedness” means outstanding obligations of the Debtor Borrower Group in connection with the Prepetition Bridge Facility under and pursuant to the Prepetition Bridge Credit Agreement and any documents ancillary thereto.

92. “Prepetition Bridge Lenders” means certain of the Prepetition Lenders party to the Prepetition Bridge Credit Agreement.

93. “Prepetition Lenders” means, collectively, the Prepetition Seven-Year Term Lenders and the Prepetition Revolver/TL Lenders.

94. “Prepetition Revolver/TL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 24, 2018 (as amended from time to time), by and among the Debtor Borrower Group, Prepetition Revolver/TL Lenders and the Agent.

95. “Prepetition Revolver/TL Credit Facility” means the prepetition unsecured facility provided under the Prepetition Revolver/TL Credit Agreement in the aggregate principal amount of $668,454,545.46, consisting of $375,000,000.00 revolving facility and $293,454,545.46 term loan facility, outstanding as of the Petition Date.

96. “Prepetition Revolver/TL Lenders” means the financial institutions from time to time party to the Prepetition Revolver/TL Credit Agreement.

97. “Prepetition Seven-Year Term Credit Agreement” means that certain prepetition Seven-Year Term Loan Agreement, dated as of January 8, 2014 (as amended from time to time), by and among the Debtor Borrower Group, the Prepetition Seven-Year Term Loan Lenders and the Agent.

98. “Prepetition Seven-Year Term Lenders” means the financial institutions from time to time party to the Prepetition Seven-Year Term Credit Agreement.

99. “Prepetition Seven-Year Term Loan Facility” means the prepetition unsecured credit facility, provided under the Prepetition Seven-Year Term Credit Agreement, in the aggregate principal amount of $244,545,454.54 outstanding as of the Petition Date.

100. “Prepetition Unsecured Credit Agreements” means, collectively the Prepetition Seven-Year Term Credit Agreement and the Prepetition Revolver/TL Credit Agreement.

101. “Prepetition Unsecured Credit Facilities” means, collectively, the Prepetition Seven-Year Term Loan Facility and Prepetition Revolver/TL Credit Facility.

102. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

103. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

104. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals that such Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II of the Plan.

105. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.

106. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

107. “Reinstated” means, with respect to Claims, that the Claim shall not be discharged hereunder and the Holder’s legal, equitable and contractual rights on account of such Claim shall remain unaltered by Consummation, rendering such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstate” or “Reinstatement” shall have correlative meanings.

108. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, trustees, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, managers, employees, agents, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director, trustee or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates and nominees.

109. “Released Party” means, collectively, and in each case in its capacity as such: (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Lenders, (iv) the Agent, and (v) each Related Party with respect to each of the foregoing in clauses (i) through (iv).

110. “Releasing Party” means, collectively, and in each case in their capacity as such: (i) each Released Party; (ii) each Holder of Impaired Claims that are not Released Parties, except any such Holder that voted to reject, or abstained from voting on, the Plan and has also checked the box on the applicable ballot indicating that they opt out of granting the releases provided in the Plan (including, for the avoidance of doubt, the Holders of all Claims whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan and do not opt out of granting the releases set forth herein); (iii) the Holders of all Claims or Interests that are Unimpaired under the Plan; and (iv) each Related Party with respect to each of the foregoing in clauses (i) through (iii).

111. “Reorganized Debtors” means, collectively, a Debtor or any successor thereto, by merger, consolidation or otherwise, as reorganized pursuant to or under this Plan, on or after the Effective Date.

112. “Reorganized PREIT” means Pennsylvania Real Estate Investment Trust, as reorganized pursuant to or under this Plan, on or after the Effective Date.

113. “Requisite Consenting Bridge Lenders” means, as of the date of determination, Consenting Lenders holding at least a majority of the aggregate principal amount of the Prepetition Bridge Facility Indebtedness.

114. “Requisite Consenting Lenders” means, as of the date of determination, Consenting Lenders holding at least a majority of the aggregate principal amount of the Unsecured Indebtedness held by all Consenting Lenders.

115. “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the representation of the Agent in connection with implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (i) Jones Day, as counsel to the Agent, (ii) any local counsel to the Agent and (iii) FTI Consulting, Inc., as financial advisor to the Agent, in each case, in accordance with the terms of their respective engagement letters, if any, and in each case, subject to the terms set forth in paragraph 9(b) of the Financing Order.

116. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of October 7, 2020, by and among the Debtors party thereto and the other parties thereto, as may be amended, modified or supplemented from time to time in accordance with its terms.

117. “Restructuring Term Sheet” means the Restructuring Term Sheet attached hereto as Exhibit 1.

118. “Restructuring Transactions” means the transactions set forth on the Restructuring Term Sheet that shall be implemented on or prior to the Effective Date.

119. “Retained Equity” means the Existing Equity Interest in PREIT, as retained by the Existing Equity Holders pursuant to the terms of the Plan as of the Effective Date.

120. “Revolving Exit Facility” means the new first lien senior secured revolving credit facility in an aggregate principal amount of up to $150 million, which shall include a $10 million letter of credit sub-facility consistent with the terms and conditions set forth in the Restructuring Term Sheet and entered into on and as of the Effective Date on the terms and conditions set forth in the Revolving Exit Facility Documents.

121. “Revolving Exit Facility Credit Agreement” means that certain loan agreement, memorializing the Revolving Exit Facility, which shall be entered into among one or more of the Reorganized Debtors, the Exit Facilities Agent and the Revolving Exit Facility Lenders, as may be amended, restated, supplemented or otherwise modified from time to time.

122. “Revolving Exit Facility Documents” means, collectively, the Revolving Exit Facility Credit Agreement and any other agreements or documents memorializing the Revolving Exit Facility, including any amendments, modifications and supplements thereto, and together with any related notes, certificates, agreements, intercreditor agreements, security agreements, mortgages, deeds of trust, documents and instruments (including any amendments, restatements, supplements or modifications of any of the foregoing) related to or executed in connection with the Revolving Exit Facility, as may be amended, restated, supplemented or otherwise modified from time to time.

123. “Revolving Exit Facility Lenders” means those lenders party to the Revolving Exit Facility Credit Agreement.

124. “Revolving Exit Facility Option” has the meaning given to it in Article IV.

125. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors with the Bankruptcy Court and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time, solely to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

126. “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which an Estate of a Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

127. “Secured Claim” means any Secured Claim other than a Secured Property-Level Debt Claim. For the avoidance of doubt, the Secured Claims include the Bridge Facility Claims.

128. “Secured Property-Level Debt” means, to the extent applicable, certain project-level secured indebtedness of the Debtors as memorialized in applicable loan agreement, guarantee, mortgage, deed of trust, assignment of rents, lien or other security and related documents (including any amendments, restatements, supplements or modifications of any of the foregoing) related to or executed in connection with such secured property-level debt, as may be amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, the term “Secured Property-Level Debt” shall include any guaranty given by PREIT Associates, or any other Debtor, in connection with any Secured Property-Level Debt.

129. “Secured Property-Level Debt Claim” means a Claim arising in connection with Secured Property-Level Debt.

130. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§77a-77aa, or any similar federal, state or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

131. “Specified Derivatives Claim” means a Claim arising under a Swap Agreement entered into by and between as a Swap Participant and any of the Debtors.

132. “Swap Agreement” has the meaning set forth in section 101(53B) of the Bankruptcy Code.

133. “Swap Participant” has the meaning set forth in section 101(41) of the Bankruptcy Code.

134. “Third-Party Release” means the release set forth in Section 7.3 of this Plan.

135. “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

136. “Unimpaired” means a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

137. “Unsecured Credit Facility Claim” means any Claim for all principal amounts outstanding and interest accrued but unpaid under the Prepetition Unsecured Credit Agreements.

138. “Unsecured Indebtedness” means outstanding obligations of the Debtor Borrower Group in connection with the Prepetition Unsecured Credit Facilities under and pursuant to the Prepetition Unsecured Credit Agreements and any documents ancillary thereto.

139. “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

140. “Voting Deadline” means 5 p.m. (prevailing Eastern Time) on October 18, 2020.

1.2 Rules of Interpretation

For purposes of this Plan: (i) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine and neutral gender; (ii) unless otherwise specified, any reference herein to a contract, lease, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (iii) unless otherwise specified, any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (iv) unless otherwise specified, all references herein to “Sections” and “Articles” are references to Sections and Articles hereof or hereto; (v) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions, headings to Articles and subheadings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (vii) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (viii) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (ix) any immaterial effectuating provisions may be interpreted by the Debtors or Reorganized Debtors, as applicable, in a manner that is consistent with the overall purpose and intent of the Plan without further Bankruptcy Court order; (x) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; and (xi) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

1.3 Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

1.4 Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the jurisdiction of incorporation of the Debtors or Reorganized Debtors, as applicable.

1.5 Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

1.6 Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Company, the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7 Consent Rights of Requisite Consenting Lenders and Requisite Consenting Bridge Lenders

Notwithstanding anything herein to the contrary, any and all consent rights of the Requisite Consenting Lenders and Requisite Bridge Lenders, as applicable and as set forth in the Restructuring Support Agreement (or otherwise) with respect to the form and substance of this Plan, the Plan Supplement and the other Definitive Documents, including any amendments, restatements, supplements or other modifications to such documents, or with respect to any other document, actions or anything else referred to herein, and any consents, waivers or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.8 Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document or the Confirmation Order. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, other than documents contained in the Plan Supplement, the Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III, are not entitled to vote on the Plan and shall receive the following treatment:

2.1 Administrative Claims

Except to the extent that a Holder of an Allowed Administrative Expense Claim and the Debtors or Reorganized Debtors, as applicable, agree to a less favorable treatment, or as otherwise provided in the Plan, each Holder of an Allowed Administrative Claim against any of the Debtors shall receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (i) if an Administrative Claim is Allowed on or prior to the Effective Date, within five (5) Business Days after the Effective Date, or as soon as reasonably practicable thereafter, (ii) if such Administrative Claim is not Allowed as of the Effective Date, no later than five (5) Business Days after such Administrative Claim is Allowed, or as soon as reasonably practicable thereafter; or (iii) at such time and upon such terms as set forth in an order of the Bankruptcy Code; provided that Administrative Claims incurred by any Debtor in the ordinary course of such Debtor’s business may be paid in the ordinary course of business by such applicable Debtor, consistent with past practice and in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2.2 Professional Fee Claims

1.	Final Fee Application and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court in the Chapter 11 Cases. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from (but not limited by the estimates provided for in Section 2.2.3) the Professional Fee Escrow Account.

2.	Professional Fee Escrow Account

Prior to the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Amount Estimates

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date and shall deliver such estimate to the Debtors no later than one (1) Business Day before the Effective Date. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation of the Plan and Consummation, incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

2.3 Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, one of the following treatments: (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim within five (5) Business Days after the Effective Date; (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installments over a period not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (iii) such other treatment as may be agreed upon by such Holder and the Debtors or otherwise determined upon an order of the Bankruptcy Court.

2.4 Statutory Fees

The Debtors shall pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ business at the time of Confirmation. On and after the Effective Date, to the extent any Chapter 11 Case remains open, and for so long as any Reorganized Debtor remains obligated to pay quarterly fees, such Reorganized Debtor shall pay the applicable U.S. Trustee fees for that Reorganized Debtor when due in the ordinary course until such time as the Bankruptcy Court enters a final decree in such Reorganized Debtor’s Chapter 11 Case.

2.5 Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth in paragraph 9(b) of the Financing Order, this Plan and in the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court and without any requirement for Bankruptcy Court’s review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least one (1) Business Day before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. Within five (5) Business Days of the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date Restructuring Expenses, when due and payable in the ordinary course, related to implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1 Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is in a particular Class for the purposes of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

3.2 Summary of Classification for the Reorganized Debtor

The following chart represents the general classification of Claims and Interests for the Debtors pursuant to the Plan. To the extent there are no Allowed Claims or Allowed Interests in a particular Class, such Class is deemed to be omitted with respect to the Debtors.

Class	Claim	Impairment	Entitled to Vote
1	Secured Claims	Unimpaired	No (deemed to accept)

2	Specified Derivatives Claims	Impaired	Yes

3	Secured Property-Level Debt Claims	Unimpaired	No (deemed to accept)

4	Other Priority Claims	Unimpaired	No (deemed to accept)

5	Unsecured Credit Facility Claims	Impaired	Yes

6	General Unsecured Claims	Unimpaired	No (deemed to accept)

7	Intercompany Claims	Unimpaired	No (deemed to accept)

8	Intercompany Interests	Unimpaired	No (deemed to accept)

9	Existing Equity Interests	Unimpaired	No (deemed to accept)

3.3 Classification and Treatment of Claims and Interests

Subject to Section 3.4 to the extent applicable, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter or as soon as practicable after a particular Claim or Interest becomes Allowed.

1.	Class 1 – Secured Claims

Classification: Class 1 consists of any Secured Claims against any Debtor.

Treatment: Each Holder of an Allowed Secured Claim shall receive at the option of the applicable Debtor or Reorganized Debtor, either:

(i)

payment in full in Cash of its Allowed Secured Claim, and, to the extent such Allowed Secured Claim is oversecured, interest as applicable from and after the later of the date such Claim (I) became due in the ordinary course of business or (II) was invoiced to the Debtors;

(ii)	the collateral securing its Allowed Secured Claim;

(iii)	Reinstatement of its Allowed Secured Claim; or

(iv)	such other treatment rendering its Allowed Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Impairment and Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

2.	Class 2 – Specified Derivatives Claims

Classification: Class 2 consists of all Allowed Specified Derivatives Claims against any Debtor.

Treatment: The Reorganized Debtors shall assume the Swap Agreements, as amended by the Omnibus Swap Amendment, with any obligations of the Reorganized Debtors under the Swap Agreements so assumed secured pari passu with the Postpetition Senior Secured Facilities; provided, however, that if a Holder of an Allowed Specified Derivatives Claim is not a Consenting Lender, such Holder may elect to exercise its contractual rights to liquidate, terminate or accelerate under the applicable Swap Agreement in accordance with section 560 of the Bankruptcy Code by marking an election on its Class 2 ballot by the Voting Deadline, with such Holder receiving, on account of any resulting payment amounts or termination values due and owing by the Debtors (after offset) to such Holder as of the Petition Date, the principal amount of loans under the New Second Lien Term Loan Facility in an amount equal to the amount of its Allowed Specified Derivatives Claim.

Impairment and Voting: Class 2 is Impaired under the Plan, and the Holders thereof are entitled to vote to accept or reject the Plan.

3.	Class 3 – Secured Property-Level Debt Claims

Classification: Class 3 consists of all Secured Property-Level Debt Claims against any Debtor.

Treatment: Each Holder of an Allowed Claim in Class 3 shall have its Allowed Secured Property-Level Debt Claim Reinstated.

Impairment and Voting: Class 3 is Unimpaired, and Holders of Class 3 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Property-Level Debt Claims.

4.	Class 4 – Other Priority Claims

Classification: Class 4 consists of all Other Priority Claims against any Debtor.

Treatment: Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim.

Impairment and Voting: Class 4 is Unimpaired, and Holders of Class 4 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 4 Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Other Priority Claims.

5.	Class 5 – Unsecured Credit Facility Claims

Classification: Class 5 consists of all Unsecured Credit Facility Claims against any Debtor.

Allowance: Class 5 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $913 million plus any accrued but unpaid interest under the Prepetition Unsecured Credit Agreements.

Treatment: Each Holder of an Allowed Unsecured Credit Facility Claim shall receive on a dollar-for-dollar basis on account of such Holder’s Allowed Unsecured Credit Facility Claim the principal amount of loans under the New Second Lien Term Loan Facility in a principal amount equal to such Holder’s Allowed Unsecured Credit Facility Claim; provided, however, that any Holder of an Allowed Unsecured Credit Facility Claim that exercises the Exit Facility Option by making such an election on its Class 5 ballot by the Voting Deadline shall receive: (a) a payment in Cash of such Holder’s pro rata share (calculated based on such Holder’s commitment of loans under the Revolving Exit Facility) of the Exit Commitment Fee; plus (b) first, on a dollar-for-dollar basis on account of such Holder’s Allowed Unsecured Credit Facility Claim its pro rata share (calculated based on such Holder’s commitment of loans under the Revolving Exit Facility) of the principal amount of loans under the New Senior Secured Term Loan Facility; and (c) second, on a dollar-for-dollar basis on account of such Holder’s remaining Allowed Unsecured Credit Facility Claim (if any), the principal amount of loans under the New Second Lien Term Loan Facility in a principal amount equal to such Holder’s remaining Allowed Unsecured Credit Facility Claim.

Impairment and Voting: Class 5 Claims are Impaired, and the Holders thereof are entitled to vote to accept or reject the Plan.

6.	Class 6 – General Unsecured Claims

Classification: Class 6 consists of all General Unsecured Claims against any Debtor.

Treatment: Each Holder of an Allowed Claim in Class 6 shall have its Claim Reinstated, consistent with the provisions in Section 3.4 hereof.

Impairment and Voting: Class 6 is Unimpaired, and Holders of Class 6 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such General Unsecured Claims.

7.	Class 7 – Intercompany Claims

Classification: Class 7 consists of all Intercompany Claims against any Debtor.

Treatment: Each Allowed Intercompany Claim shall be Reinstated.

Impairment and Voting: Class 7 is Unimpaired, and Holders of Class 7 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Claims.

8.	Class 8 – Intercompany Interests

Classification: Class 8 consists of all Intercompany Interests.

Treatment: Each Intercompany Interest shall be retained under the Plan.

Impairment and Voting: Class 8 is Unimpaired, and Holders of Class 8 Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 8 Interests are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Intercompany Interests.

9.	Class 9 – Existing Equity Interests

Classification: Class 9 consists of any and all Existing Equity Interests in PREIT.

Treatment: Each Holder in Class 9 shall retain its Existing Equity Interests, including any legal, equitable or contractual rights held thereunder, and such Existing Equity Interests shall not be modified, canceled, discharged or otherwise impaired under section 1124 of the Bankruptcy Code.

Impairment and Voting: Class 9 is Unimpaired, and Holders of Class 9 Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan, and the votes of such Holders will not be solicited with respect to such Existing Equity Interests.

3.4 Special Provisions Regarding Unimpaired Claims

Except as otherwise provided in the Plan, nothing in the Plan shall affect any, and the Debtors and the Reorganized Debtors shall retain, all rights, legal and equitable defenses, counterclaims, rights to setoff and rights to recoupment, if any, as to Unimpaired Claims.

Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Unimpaired Claims, and shall retain all their rights under applicable non-bankruptcy law to pursue their Unimpaired Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties.

Notwithstanding anything to the contrary in the Plan, (i) the Unimpaired Claims (including Cure Claims) shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, (ii) the provisions of Sections 7.3, 7.4 and 7.6 of the Plan shall not apply or take effect with respect to such Unimpaired Claim, and (iii) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to section 4.7 of the Plan shall not be free and clear of such Unimpaired Claims unless and until such Unimpaired Claim has been either (a) paid in full (x) on terms agreed to between the Holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (y) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (z) in accordance with the terms and conditions of the applicable documentation, the particular transaction or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors, as applicable, dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law and in the manner as if the Chapter 11 Cases had not been commenced. Notwithstanding the foregoing, any Holder of an Unimpaired Claim who files a Proof of Claim shall be subject to the Article VII of the Plan unless and until such holder withdraws such Proof of Claim, and nothing herein limits the retained jurisdiction of the Bankruptcy Court under Article X of the Plan.

3.5 Voting Classes, Presumed Acceptance by Non-Voting Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

3.6 Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.7 Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

3.8 Intercompany Interests

To the extent retained under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but solely for administrative convenience and due to the importance of maintaining the prepetition corporate structure.

3.9 Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to Section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal or equitable subordination relating thereto.

3.10 Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right, subject to the prior consent of the Requisite Consenting Lenders, to modify the Plan in accordance with Article IX hereof to the extent, if any, that

Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including to modify the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

4.1 Restructuring Transactions

On the Effective Date, and pursuant to the Plan, the Debtors or the Reorganized Debtors, as applicable, shall (as agreed to by the Requisite Consenting Lenders consistent with the terms of the Restructuring Support Agreement) consummate the Restructuring Transactions set forth on Exhibit 1 in order to effectuate the Debtors’ financial reorganization consistent with the terms of this Plan.

Without limiting the foregoing, before, on or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, and their respective officers and members of the Governing Bodies, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, including: (i) the execution, delivery, filing, registration or recordation of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement and the Restructuring Support Agreement; (ii) the execution, delivery, filing, registration or recordation of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement and the Restructuring Support Agreement and having other terms to which the applicable Entities may agree; (iii) the execution, delivery and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable modified, restated or amended Governance Documents; (iv) the entry into, execution and delivery of the Exit Facilities Documents and performance of any and all obligations in connection with the Exit Facilities; (v) the continuation and validation of the Existing Equity Interests as set forth in the Plan; (vi) such other transactions that are required to effectuate the Restructuring Transactions; and (vii) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law; provided that all such actions are consented to by the Requisite Consenting Lenders.

Pursuant to sections 363 and 1123 of the Bankruptcy Code, the Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan. The authorizations and approvals contemplated by this Section 4.1 shall be effective notwithstanding any requirements under non-bankruptcy law.

4.2 Sources of Consideration for Plan Distributions

1.	Exit Facilities

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities, the terms of which will be set forth in the Exit Facilities Documents. Confirmation of the Plan shall be deemed to provide (i) approval of the Exit Facilities and the Exit Facilities Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses and other payments provided for therein and (ii) authorization of the Reorganized Debtors to enter into and execute the Exit Facilities Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facilities.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facilities Documents (i) shall be deemed to be granted, (ii) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (iii) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and (v) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

The Exit Facilities shall consist of three separate facilities: (i) the Revolving Exit Facility; (ii) the New Senior Secured Term Loan Facility; and (iii) the New Second Lien Term Loan Facility.

•

Subject to the terms of Article III of the Plan, each Prepetition Lender shall be granted the option to commit itself or its Affiliate-designee for all, but not less than all, of such Prepetition Lender’s full pro rata share (based on its holdings of loans under the Prepetition Unsecured Credit Agreements) of the Revolving Exit Facility (the “Revolving Exit Facility Option”). Subject to the terms and conditions of the Revolving Exit Facility Documents, (A) on the Effective Date, the proceeds of the Revolving Exit Facility shall be used to satisfy the Bridge Facility Claims; and (B) after the Effective Date, the available proceeds of the Revolving Exit Facility shall be used for working capital, general corporate purposes and other permitted uses of the Reorganized Debtors, consistent with the Approved Annual Business Plan.

•

On the Effective Date, (A) the New Senior Secured Term Loan Facility and the New Second Lien Term Loan Facility shall be used to refinance the Prepetition Unsecured Credit Facilities as set forth in Article III of the Plan and pursuant to the terms and conditions of the respective New Senior Secured Term Loan Facility Documents and the New Second Lien Term Loan Facility Documents; (B) the Prepetition Unsecured Credit Agreements and any documents ancillary thereto shall be cancelled; and (C) each Holder of an Allowed Unsecured Credit Facility Claim shall become bound by the New Senior Secured Term Loan Facility Documents and/or New Second Lien Term Loan Facility Documents (as applicable).

•

On the Effective Date, the aggregate principal amount of the New Senior Secured Term Loan Facility may be decreased such that the aggregate principal amount of the Postpetition Senior Secured Facilities (including undrawn commitments under the Revolving Exit Facility) on the Effective Date does not exceed the lesser of (a) 85% LTV and (b) a Senior Debt Yield (which, solely for the purposes of determining the aggregate principal amount of the New Senior Secured Term Loan Facility on the Effective Date, shall include undrawn commitments under the Revolving Exit Facility) of 9.00%. Any principal amount by which the New Senior Secured Term Loan Facility is decreased (or increased) will result in a corresponding dollar-for-dollar increase (or decrease) of the New Second Lien Term Loan Facility; provided that the New Second Lien Term Loan Facility shall be increased by the amount of the Allowed Specified Derivatives Claims of the Holders that are not Consenting Lenders and that elected to exercise their respective contractual rights to terminate their Swap Agreements in accordance with Section 3.3.2. hereof. The foregoing adjustment to the amount of the New Senior Secured Term Loan Facility is hereby referred to as the “New Senior Term Loan Facility Adjustment.”

2.	Retained Equity

On the Effective Date, each Existing Equity Interest shall be unmodified and shall remain as an outstanding Equity Security in Reorganized PREIT, and the Existing Equity Interests shall continue to be subject to the Governance Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. Although PREIT is currently out of compliance with the continued listing requirements of the New York Stock Exchange (“NYSE”), it intends to request that the NYSE make an exception, given its restructuring, to maintain the listing of the Existing Equity Interests (and the Retained Equity) on the NYSE. If PREIT or Reorganized PREIT is unable to obtain an exception to remain listed on the NYSE, Reorganized PREIT shall, as soon as reasonably practicable after the Effective Date, seek to be relisted on the NYSE (or listed on the National Association of Securities Dealers Automated Quotations (“NASDAQ”)), so long as Reorganized PREIT is able to satisfy the initial listing requirements thereof. If unable to relist on either the NYSE or NASDAQ within a reasonable period of time, Reorganized PREIT may seek listing on an alternative exchange as Reorganized PREIT may reasonably determine.

3.	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

4.3 Reinstatement of Guarantees

On the Effective Date or as soon as reasonably practicable thereafter, any guaranty previously issued by any of the Debtors in connection with the Secured Property-Level Debt shall be Reinstated as of the Effective Date.

4.4 Continued Corporate Existence

Except as otherwise provided in this Plan, each Debtor, as a Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as applicable, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the Governance Documents in effect prior to the Effective Date, except to the extent such Governance Documents are amended under the Plan or otherwise.

4.5 Governance Documents

The Governance Documents of the Debtors in effect prior to the Effective Date shall remain in full force and effect after the Effective Date in accordance with this Section 4.5. Solely to the extent required under the Plan or applicable non-bankruptcy law or necessary to effectuate the transactions contemplated by the Plan, on or immediately prior to the Effective Date, the Reorganized Debtors shall modify (in a manner acceptable to the Debtors and the Requisite Consenting Lenders) and file the Governance Documents with the applicable Secretary of State and/or other applicable authorities in the state of incorporation or formation (as the case may be) in accordance with the applicable state laws of the respective state. To the extent the Governance Documents are modified or amended, such documents shall be deemed to be amended pursuant to the Plan and shall require no further action or approval (other than any requisite filings required under applicable non-bankruptcy law). The modified Governance Documents shall be in the form filed with the Plan Supplement.

After the Effective Date, the Reorganized Debtors may amend and restate their Governance Documents, as applicable, and may file such documents as permitted by the laws of the respective states without further authorization from the Bankruptcy Court.

4.6 Members of the Governing Bodies

As of the Effective Date, and subject to the Restructuring Support Agreement, the existing members of each Reorganized Debtor’s Governing Body (including the trustees of the Board of Trustees of PREIT) shall remain in their current capacities as members of the Governing Body of the applicable Reorganized Debtor, unless or until replaced or removed in accordance with the Governance Documents of such Reorganized Debtor in the sole discretion of such Reorganized Debtor. For the avoidance of doubt, the identities of the trustees of the Board of Trustees and officers of Reorganized PREIT shall be set forth in the Plan Supplement. To the extent any such trustee or officer of Reorganized PREIT is an “insider” as defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such trustee and officer shall also be disclosed in the Plan Supplement.

4.7 Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Restructuring Support Agreement or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate and all Causes of Action (except those released pursuant to the Debtor Releases) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized Debtors’ obligations under this Plan). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interest or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation order.

4.8 Section 1145 Exemption

Since the Existing Equity Interests are retained (thus, riding through Unimpaired) under the Plan and will not be reissued or traded by virtue of the Plan, no transfer of securities will occur or be deemed to have occurred requiring registration of such equity interests under the Securities Act or an exemption therefrom (whether under section 1145 of the Bankruptcy Code or otherwise). For the avoidance of doubt, the Retained Equity (i) will not be restricted securities as defined in Rule 144(a)(3) under the Securities Act and (ii) will be freely tradable and transferable in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Governance Documents.

4.9 Cancellation and Surrender of Instruments and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan and other than as to any Existing Equity Interests: (i) the obligations of the Debtors in connection with the Prepetition Bridge Facility, the Prepetition Unsecured Credit Facilities and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of the Debtors giving rise to any Claim (other than any Existing Equity Interests), shall be cancelled as to the Debtors and the Debtors shall not have any continuing obligations thereunder, and each Holder of Bridge Facility Claims and Unsecured Credit Facility Claims shall be deemed to have surrendered all documents and instruments evidencing such Claims; and (ii) any and all notes or loans or other documentation underlying the Prepetition Bridge Facility, the Prepetition Unsecured Credit Facilities or any other loans or obligations canceled, released or refinanced under the Plan, shall be deemed surrendered as of the Effective Date; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such deed, indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of allowing such Holders to receive distributions under the Plan as provided herein; provided, further, however, that the preceding proviso shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan.

4.10 Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) to the extent undertaken, selection and appointment of the members of the Governing Bodies and officers of the Reorganized Debtors; (ii) adoption of or modification to the Governance Documents, if required; (iii) the assumption or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (iv) execution of and entry into the Exit Facilities Documents; (v) the retention of the Existing Equity Interests as provided herein; (vi) implementation of the Restructuring Transactions; and (vii) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan (including the grant of security interests set forth in the Plan) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, the members of the Governing Bodies or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Section 4.10 shall be effective notwithstanding any requirements under nonbankruptcy law.

4.11 Section 1146 Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (i) the issuance, reinstatement, distribution, transfer or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors; (ii) the Restructuring Transactions; (iii) the creation, modification, consolidation, termination, refinancing and/or recording of any mortgage, deed of trust, or other security interest or the securing of additional indebtedness by such or other means; (iv) the making, assignment or recording of any lease or sublease; (v) the grant of collateral as security for any or all of the Exit Facilities; or (vi) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.12 Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Section 8.2 hereof), each Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and such Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. Each Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of such Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Debtor Releases), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation. The Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court. Notwithstanding the foregoing, upon the Effective Date, all Avoidance Actions shall be released by the Debtors and shall not vest in the Reorganized Debtors.

4.13 Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtors and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtors based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtors’ Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to sections 365(a) and 1123 of the Bankruptcy Code as of the Effective Date, unless such Executory Contract or Unexpired Lease: (i) was previously assumed or rejected by a Debtor, pursuant to Final Order of the Bankruptcy Court; (ii) previously expired or terminated pursuant to its own terms; or (iii) is the subject of a motion to reject filed on or before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms may have been modified by such order. All assumed Executory Contracts or Unexpired Leases shall be enforceable by the Reorganized Debtors or such party such Executory Contract or Unexpired Lease was assigned to in accordance with their terms notwithstanding any provision in such contract or lease that prohibits, restricts or conditions assumption, assignment or transfer. Any provision in any such contract or lease that permits a Person to terminate or modify such agreement or to otherwise modify the rights of the Debtors or the Reorganized Debtors or assignee, as applicable, based on the filing of the Chapter 11 Cases or the financial condition of the Debtors or the Reorganized Debtors, as applicable, shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed, or assumed and assigned, pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Debtors’ assumption, or assumption and assignment, of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party or parties thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. After the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any contracts, including intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

5.2 Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon assumption thereof. At least fourteen (14) days before the Confirmation Hearing, the Debtors shall have served a notice on parties to Executory Contracts and Unexpired

Leases to be assumed reflecting the Debtors’ intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with this Plan and setting forth the proposed cure amount (if any). If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed cure amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtors at least four (4) Business Days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

Any proof of claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

5.3 Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or specifically provided in the Plan Supplement, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

5.4 Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the relevant Debtor or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

5.5 Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor (or assumed and assigned, as applicable), will be performed by such Debtor or Reorganized Debtor, or the Entity to which such Executory Contract or Unexpired Lease was assigned, as applicable, in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

5.6 Assumption of Insurance Policies

Notwithstanding anything in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, the Insurance Policies (including all of the D&O Liability Insurance Policies) are hereby treated as Executory Contracts under the Plan and, on the Effective Date, shall be deemed assumed (and assigned to the Reorganized Debtors) under section 365 of the Bankruptcy Code and will revest in the Reorganized Debtors. Regardless of whether any Insurance Policy is an Executory Contract, on and after the Effective Date, the Insurance Policies will remain valid and enforceable in accordance with their terms and shall not be impaired by the Plan or Confirmation Order, and the Debtors, the Reorganized Debtors or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies.

After the Effective Date, to the extent consistent with applicable law and Governance Documents, the Reorganized Debtors (or any such assignee) may increase, reduce, restrict, or otherwise modify, in their sole discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, trustees and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

5.7 Assumption of the Employee Compensation and Benefits Program

Unless otherwise provided in the Plan (or the Plan Supplement), the Confirmation Order or any other order of the Bankruptcy Court in these Chapter 11 Cases, all employment agreements, severance policies, indemnification agreements, compensation and benefit plans, policies, and programs of the Company including, without limitation, all workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, SERP plans, rabbi trusts, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans or other agreements with or applicable to any of its current or former employees, retirees, members of any Governing Body, officers or managers of the Debtors shall be treated as Executory Contracts under the Plan and deemed assumed (or assumed and assigned to the respective Reorganized Debtor, as applicable) pursuant to section 365(a) of the Bankruptcy Code as of the Effective Date. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

5.8 Indemnification Obligations

Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, trust agreements, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other governance documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former members of any Governing Body, directors, trustees, officers, managers, employees, attorneys, accountants, investment bankers and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, trustees, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date.

5.9 Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases, if any, pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

6.1 Record Date for Distributions

With respect to Impaired Claims, on the Distribution Record Date, the Claims Register and the various transfer registers for each of the Classes of Claims, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims. The Debtors shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.

6.2 Timing of Distributions

Except as otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such a Claim or Interest becomes an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), each

Holder of an Allowed Claim against or an Allowed Interest in the Debtors shall receive the full amount of the distributions that the Plan provides for such an Allowed Claim or such an Allowed Interest in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

6.3 Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.

The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.4 Delivery of Distributions and Undeliverable or Unclaimed Distributions

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims or Allowed Interests shall be made to Holders of record as of the Distribution Record Date by the Disbursing Agent at the last known addresses of such Holder or representative thereof or to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Distributions under the Plan on account of Allowed Claims and Allowed Interests shall not be subject to levy, garnishment, attachment or like legal process, so that each Holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtors, the Reorganized Debtors and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan.

6.5 Fractional Distributions

Whenever any payment of a fraction pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole share (up or down), with half or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

6.6 Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Claim or Interest is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred. Notwithstanding the foregoing under of the Plan, Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the holder of such Unimpaired Claim and the Debtors or the Reorganized Debtors, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

6.7 Compliance with Tax Requirements and Allocations

In connection with the Plan and all instruments issued in connection therewith, to the extent applicable, the Reorganized Debtors and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any federal, state or local taxing authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances.

Any Holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such Holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtors or the Reorganized Debtors, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtors, the Reorganized Debtors and their respective property.

6.8 Allocation Between Principal and Interest

For U.S. federal income tax purposes, distributions shall be allocated first to the principal amount of such Allowed Claims (as determined for U.S. federal income tax purposes), with any excess allocated to unpaid interest that accrued on such Claims.

6.9 Setoffs and Recoupment

Except with respect to the Allowed Claims in Class 2 and Class 5, the Debtors and the Reorganized Debtors may withhold (but not set off except as set forth in this Plan) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim or Interest are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Interest and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim or Interest) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim or Interest, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

6.10 No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

ARTICLE VII.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

7.1 General Compromise and Settlement of Claims, Interests and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the classification, distributions, releases and other benefits provided pursuant to the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise of all

Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made or treatment provided on account of such Allowed Claim or Interest, as set forth in the Restructuring Support Agreement and as between the Consenting Lenders and the Debtors.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all Claims in the Impaired Classes and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Impaired Claims and is fair, equitable and reasonable. Subject to Article VI hereof, all treatment of Holders of Impaired Claims are intended to be and shall be final.

In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against and Interests in the Debtors and their Estates and Causes of Action against other Entities.

7.2 Releases by the Debtor

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is hereby deemed to be conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors and their Estates, in each case on behalf of themselves and their respective successors, assigns and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for or because of the foregoing Entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of a Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership or operation thereof), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination or negotiation of the Restructuring Support Agreement, the Disclosure Statement, the Revolving Exit Facility, the New Senior Secured Term Loan Facility Documents, the New Second Lien Term Loan Facility Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Revolving Exit Facility, New Senior Secured Term Loan Facility, the New Second Lien Term Loan Facility, the Plan Supplement, the filing of the Chapter 11

Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, except for claims or liabilities arising out of or relating to any act or omission by a Released Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the (i) Excluded Claims or (ii) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which include by reference each of the related provisions and definitions contained in the Plan, and further shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (i) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (ii) a good faith settlement and compromise of the Claims released by the Debtor Releases; (iii) in the best interests of the Debtors and all Holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors or the Debtors’ Estates asserting any Cause of Action released pursuant to the Debtor Releases.

7.3 Releases by Holders of Claims and Interests

Effective as of the Effective Date, except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership or operation thereof), the subject matter of or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor any other Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an affiliate of a Debtor and another Debtor or affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination or negotiation of the Restructuring Support Agreement, the Revolving Exit Facility, the New Senior Secured Term Loan Facility Documents, the New Second Lien Term Loan Facility Documents, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions,

contract, instrument, release, or other agreement or document relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Revolving Exit Facility, New Senior Secured Term Loan Facility, the New Second Lien Term Loan Facility, the Plan Supplement, before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, to the extent applicable, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, except for claims or liabilities arising out of or relating to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release the (i) Excluded Claims, (ii) the rights of any current employee of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) consensual; (ii) essential to the confirmation of the Plan; (iii) given in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third-Party Release; (v) in the best interests of the Debtors and their Estates; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

7.4 Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a proof of claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

7.5 Exculpation

As of the Effective Date, except as otherwise specifically provided in the Plan or Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim other than those arising out of or relating to any act by or omission of an Exculpated Party that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on the Plan, distribution of consideration pursuant to the Plan and, to the extent applicable, the offer, issuance and sale or purchase of securities pursuant to the Plan and, therefore, are not, and on account of such solicitation, distribution and issuance shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan, such distributions made pursuant to the Plan and issuance of securities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpations set forth above do not release the (i) Excluded Claims, (ii) the rights of any current employee of the Debtors under any employment agreement or plan or (iii) the rights of Holders of Allowed Claims or Allowed Interests to receive treatment in accordance with the Plan.

7.6 Injunction

Effective as of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Enjoined Parties are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties or the Released Parties and their respective assets and properties: (i) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

7.7 Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

7.8 Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Entities, including Governmental Units, shall discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom such Reorganized Debtors have been associated, solely because the Debtors have been debtors under chapter 11 of the Bankruptcy Code, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or have not paid a debt that is dischargeable in the Chapter 11 Cases.

7.9 Release of Liens, Claims and Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all Claims, Interests or Liens, including but not limited to mortgages, deeds of trust, Liens, pledges or other security interests, against or in any property of the Estates shall be fully released, discharged, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors and its successors and assigns. Any Entity holding such Liens, Claims or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments. Any Holder of a Secured Claim (and the applicable agents for such Holder) shall be authorized and directed to release any collateral or other property of any Debtors (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

ARTICLE VIII.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

8.1 Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.3.

1. The Restructuring Support Agreement shall not have been terminated by any party thereto and shall not have been rejected by the Debtors.

2. The Bankruptcy Court shall have entered a Final Order, in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Lenders and the Requisite Consenting Bridge Lenders, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code (which, for the avoidance of doubt, may be the same order as the order confirming the Plan).

3. The Plan and the Plan Supplement, including any schedules, documents, agreements, supplements and exhibits thereto (in each case in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Lenders and the Requisite Consenting Bridge Lenders) shall have been filed.

8.2 Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 8.3.

1. Each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Restructuring Support Agreement, including any consent rights included therein.

2. The Bankruptcy Court has entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, including any consent rights included therein, and such Confirmation Order has not been stayed, modified, vacated, appealed or subjected to an injunction.

3. The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment, and rejection, as applicable, of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein.

4. All (i) governmental approvals, clearances and consents necessary and legally required, if any, under applicable non-bankruptcy law and (ii) material third-party consents and approvals, if any, in each case in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that restrains, prevents or enjoins the Restructuring Transactions.

5. All statutory fees and obligations then due and payable to the Office of the U.S. Trustee have been paid and satisfied.

6. To the extent invoiced at least one (1) Business Day before the Effective Date, all amounts on account of invoiced and unpaid Restructuring Expenses have been paid into the Professional Fee Escrow Account.

7. The Professional Fee Escrow Account has been established and funded with the Professional Fee Amount in accordance with Section 2.2.

8. The Exit Facilities Documents shall be in form and substance satisfactory to the Requisite Consenting Lenders and the Requisite Consenting Bridge Lenders, as applicable, and, as required under the Restructuring Support Agreement, shall have been executed and delivered by all of the Entities that are parties thereto, consummated in accordance with the terms thereof, and in full force and effect (with all conditions precedent thereto having been satisfied or waived, other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred).

9. The Debtors have delivered to the Agent the Approved Annual Business Plan.

10. The transactions contemplated in the Restructuring Transactions shall have been executed and completed by all of the Entities that are parties thereto.

11. The Revolving Exit Facility shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been satisfied, and funding pursuant to the Revolving Exit Facility shall have occurred.

12. To the extent any amendments, restatements or modifications are necessary or required, the Governance Documents have been filed with the appropriate governmental authority.

13. The Restructuring Support Agreement is not terminated as of immediately prior to the Effective Date.

14. The Fashion District Facility shall have been amended or otherwise resolved in a manner satisfactory to the Debtors, the Requisite Consenting Lenders and the Requisite Consenting Bridge Lenders; it being understood that the consummation of the transaction contemplated under the Fashion District Term Sheet fully satisfies the condition precedent set forth in this Paragraph 8.2.14; and

15. Such other conditions precedent to the Effective Date as are necessary to consummate the Restructuring Transactions and otherwise reasonably acceptable to the Debtors, the Requisite Consenting Lenders and the Requisite Consenting Bridge Lenders.

8.3 Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article VIII may be waived, in whole or in part, at any time by the Debtors, with the prior written consent of the Requisite Consenting Lenders (email shall suffice), without notice, leave or order of the Bankruptcy Court or any formal action; provided, however, that the Debtors may not waive entry of the Confirmation Order.

8.4 Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in any of the Debtors; (ii) prejudice in any manner the rights of any of the Debtors, any Holder of Claims or Interests or any other Entity; or (iii) constitute an admission, acknowledgment, offer or undertaking by any of the Debtors, any Holder or any other Entity in any respect.

8.5 Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

ARTICLE IX.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

9.1 Modification and Amendments

Except as otherwise provided in the Plan, the Debtors (with the consent of the Requisite Consenting Lenders in accordance with and to the extent required under the Restructuring Support Agreement) reserve the right to modify the Plan as to material and/or immaterial terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 and applicable restrictions on modifications set forth in the Plan, each of the Debtors (with the consent of the Requisite Consenting Lenders in accordance with and to the extent required under the Restructuring Support Agreement) expressly reserves its respective rights to revoke, withdraw, alter, amend or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in each case in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article IX.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, any alterations, amendments or modifications of the Plan proposed in writing by any of the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date, and in all cases subject to the consent of the Requisite

Consenting Lenders in accordance with and to the extent required under the Restructuring Support Agreement, Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, without the re-solicitation if the proposed alteration, amendment or modification do not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims or Interests that were deemed to accept the Plan because such Claims or Interests were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be Unimpaired

9.2 Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code are approved and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

9.3 Revocation or Withdrawal of the Plan

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity.

ARTICLE X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases, the Plan and all matters, arising out of or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or Unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (i) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article IX, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide or resolve any and all motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving any of the Debtors that may be pending on the Effective Date;

6. adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

8. resolve any and all cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

9. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to existence, nature, scope or enforcement of any discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VII and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

11. resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

13. determine any and all matters that may arise in connection with, relate to or be necessary to execute, implement or consummate, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

14. adjudicate any and all disputes arising from or relating to distributions under the Plan;

15. consider any and all modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

17. hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

18. hear and determine any and all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

19. enforce any and all orders previously entered by the Bankruptcy Court;

20. hear any other matter not inconsistent with the Bankruptcy Code; and

21. enter an order and/or final decree concluding or closing the Chapter 11 Cases.

As of the Effective Date, notwithstanding anything in this Article X to the contrary, the Revolving Exit Facility Documents and the New Term Loan Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain any jurisdiction with respect thereto.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1 Tax Structure

As reasonably determined by the Debtors, upon emergence from the Chapter 11 Cases, the Company shall be structured as a real estate investment trust, and the Restructuring Transactions shall, subject to the terms and conditions of the Restructuring Support Agreement, be structured to achieve a tax-efficient structure, in a manner reasonably acceptable to the Reorganized Debtors.

11.2 Immediate Binding Effect

Subject to Section 8.2 hereof, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

11.3 Additional Documents

On or before the Effective Date, and consistent with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, to the extent commercially reasonable, prepare, execute and deliver any agreements or documents and take any other actions as may be reasonably necessary or advisable to effectuate the provisions and intent of the Plan.

11.4 Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

11.5 Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, director, trustee, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

11.6 Notices

All notices, requests and demands to or upon the Debtors or Reorganized Debtors, as applicable, or any required by or in connection with the Plan shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile and electronic transmission, when received and telephonically or electronically confirmed, addressed as follows:

If to the Debtors or Reorganized Debtors (as applicable)	With Copies to Counsel for the Debtors or Reorganized Debtors

PREIT Associates, L.P.

2005 Market Street, Suite 1000

Philadelphia, PA 19103

Attention: Andrew Ioannou

Telephone: (215) 875-0700

Telecopy:   (215) 546-7311

With a copy to:

PREIT Associates, L.P.
2005 Martket Street, Suite 1000

Philadelphia, PA 19103

Attention: Lisa Most

Telephone: (215) 875-0700

Telecopy:   (215) 546-7311

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, IL 60606

Attn: Richard Chesley

         Daniel Simon

         Oksana Koltko Rosaluk

Richard.Chesley@us.dlapiper.com

Daniel.Simon@us.dlapiper.com

Oksana.Koltko@us.dlapiper.com

If to the Agent	With Copies to Counsel to the Agent

Wells Fargo Bank, National Association 10 South Wacker Drive, 32nd Floor Chicago, IL 60606 Attention: Brandon Barry Telecopy: (312) 782-0969

Jones Day

250 Vesey Street

New York, NY 10281

Attn: Ben Rosenblum

         Stacey Corr-Irvine

brosenblum@jonesday.com

scorrirvine@jonesday.com

Womble Bond Dickinson (US) LLP

1313 North Market Street

Suite 1200

Wilmington, DE 19801

Attn: Matthew Ward

Matthew.Ward@wbd-us.com

After the Effective Date, the Reorganized Debtors may, in their sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

11.7 Entire Agreement

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

11.8 Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Consenting Lenders; and (iii) nonseverable and mutually dependent.

11.9 Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors’ counsel, by contacting DLA Piper LLP (US), 444 West Lake Street, Chicago, Illinois 60606 (Attn: Oksana Koltko Rosaluk, Esq.), at the Bankruptcy Court’s website at https://ecf.deb.uscourts.gov or at the website of the Notice and Claims Agent, at http://cases.primeclerk.com/preit. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

11.10 Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and its respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, trustees, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or Reorganized Debtors will have any liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the Securities offered and sold under the Plan and any previous plan.

11.11 Closing of Chapter 11 Cases

On or after the Effective Date, in lieu of the requirements of Local Rule 3022-1, the Reorganized Debtors shall be authorized to file a certificate of counsel, requesting entry of a proposed final decree order (the “Case Closing Order”) closing all of the Chapter 11 Cases listed on Schedule 2 attached hereto (the “Fully Administered Cases”). Upon entry of the Case Closing Order, the Clerk of the Court shall make an appropriate entry on the docket, providing that a final decree has been entered and the Fully Administered Cases are closed as of the date thereof. Notwithstanding the closing of the Fully Administered Cases, the case caption for all pleadings shall remain in the form of the case caption used in the Plan.

Notwithstanding the closing of the Fully Administered Cases, when closing the Remaining Case (as defined below), the Reorganized Debtor shall file a consolidated closing report in the case of Pennsylvania Real Estate Investment Trust, Case No. 20-12737 (KBO) (the “Remaining Case”) pursuant to the requirements of Local Rule 3022-1. Notwithstanding the closing of the Fully Administered Cases, the Reorganized Debtors shall be authorized to, and shall retain all rights to, file applications, motions or other documents in the Remaining Case. The Reorganized Debtors shall, promptly after the full administration of the Remaining Case, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, the Local Rules, and any applicable order of the Bankruptcy Court to close the Remaining Case.

11.12 Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified or supplemented by the Reorganized Debtors.

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Schedule 1

(Alphabetical List of Debtors)

	Debtor Name	Case No.	EIN
1	Bala Cynwyd Associates, LP	20-12761	8913
2	Moorestown Mall LLC	20-12791	8051
3	Pennsylvania Real Estate Investment Trust	20-12737	6339
4	Plymouth Ground Associates LLC	20-12769	N/A
5	Plymouth Ground Associates, LP	20-12771	N/A
6	PR AEKI Plymouth LLC	20-12775	N/A
7	PR AEKI Plymouth, LP	20-12777	N/A
8	PR BVM LLC	20-12796	N/A
9	PR Capital City Limited Partnership	20-12776	7775
10	PR Capital City LLC	20-12774	4283
11	PR CC I LLC	20-12778	3669
12	PR CC II LLC	20-12772	N/A
13	PR CC Limited Partnership	20-12781	4179
14	PR Cherry Hill Office GP, LLC	20-12759	N/A
15	PR Cumberland Outparcel LLC	20-12744	N/A
16	PR Exton Limited Partnership	20-12762	2620
17	PR Exton LLC	20-12756	N/A
18	PR Exton Outparcel GP, LLC	20-12755	N/A
19	PR Exton Outparcel Holdings, LP	20-12758	N/A
20	PR Exton Outparcel Limited Partnership	20-12760	N/A
21	PR Exton Square Property L.P.	20-12773	7997
22	PR Fin Delaware LLC	20-12739	N/A
23	PR Financing I LLC	20-12757	7844
24	PR Financing II LLC	20-12754	N/A
25	PR Financing Limited Partnership	20-12770	4892
26	PR Gainesville Limited Partnership	20-12749	N/A
27	PR Gainesville LLC	20-12779	N/A
28	PR GV LLC	20-12742	N/A
29	PR GV LP	20-12747	N/A
30	PR Hyattsville LLC	20-12784	3110
31	PR Jacksonville Limited Partnership	20-12768	N/A
32	PR Jacksonville LLC	20-12765	4726
33	PR JK LLC	20-12763	N/A
34	PR Magnolia LLC	20-12753	5017
35	PR Monroe Old Trail Holdings, L.P.	20-12803	N/A
36	PR Monroe Old Trail Holdings, LLC	20-12802	N/A
37	PR Monroe Old Trail Limited Partnership	20-12801	N/A
38	PR Monroe Old Trail, LLC	20-12800	N/A
39	PR Moorestown Anchor-L&T, LLC	20-12743	N/A
40	PR Moorestown Anchor-M LLC	20-12792	N/A
41	PR Moorestown Limited Partnership	20-12790	7661

1

	Debtor Name	Case No.	EIN
42	PR Moorestown LLC	20-12786	N/A
43	PR Plymouth Anchor-M, L.P.	20-12787	N/A
44	PR Plymouth Anchor-M, LLC	20-12785	N/A
45	PR Plymouth Meeting Associates PC LP	20-12795	N/A
46	PR Plymouth Meeting Limited Partnership	20-12783	8280
47	PR Plymouth Meeting LLC	20-12780	N/A
48	PR PM PC Associates LLC	20-12793	N/A
49	PR PM PC Associates LP	20-12794	N/A
50	PR Prince George’s Plaza LLC	20-12782	6377
51	PR Springfield Town Center LLC	20-12741	9679
52	PR Sunrise Outparcel 2, LLC	20-12799	4373
53	PR Swedes Square LLC	20-12750	N/A
54	PR TP LLC	20-12746	N/A
55	PR TP LP	20-12751	N/A
56	PR Valley Anchor-M Limited Partnership	20-12789	N/A
57	PR Valley Anchor-M, LLC	20-12788	N/A
58	PR Valley Anchor-S, LLC	20-12748	N/A
59	PR Valley Limited Partnership	20-12766	5123
60	PR Valley LLC	20-12764	4705
61	PR Valley Solar LLC	20-12797	N/A
62	PR Valley View Anchor-M, LLC	20-12804	N/A
63	PR Valley View Anchor-M, LP	20-12752	N/A
64	PR Valley View OP-DSG/CEC, LLC	20-12740	5063
65	PR Woodland Anchor-S, LLC	20-12745	N/A
66	PREIT Associates, L.P.	20-12736	5032
67	PREIT-RUBIN OP, Inc.	20-12798	4799
68	PREIT-RUBIN, Inc.	20-12738	4920
69	XGP LLC	20-12767	N/A

2

Schedule 2

(Fully Administered Cases)

	Debtor Name	Case No.	EIN
1.	Bala Cynwyd Associates, LP	20-12761	8913
2.	Moorestown Mall LLC	20-12791	8051
3.	Plymouth Ground Associates LLC	20-12769	N/A
4.	Plymouth Ground Associates, LP	20-12771	N/A
5.	PR AEKI Plymouth LLC	20-12775	N/A
6.	PR AEKI Plymouth, LP	20-12777	N/A
7.	PR BVM LLC	20-12796	N/A
8.	PR Capital City Limited Partnership	20-12776	7775
9.	PR Capital City LLC	20-12774	4283
10.	PR CC I LLC	20-12778	3669
11.	PR CC II LLC	20-12772	N/A
12.	PR CC Limited Partnership	20-12781	4179
13.	PR Cherry Hill Office GP, LLC	20-12759	N/A
14.	PR Cumberland Outparcel LLC	20-12744	N/A
15.	PR Exton Limited Partnership	20-12762	2620
16.	PR Exton LLC	20-12756	N/A
17.	PR Exton Outparcel GP, LLC	20-12755	N/A
18.	PR Exton Outparcel Holdings, LP	20-12758	N/A
19.	PR Exton Outparcel Limited Partnership	20-12760	N/A
20.	PR Exton Square Property L.P.	20-12773	7997
21.	PR Fin Delaware LLC	20-12739	N/A
22.	PR Financing I LLC	20-12757	7844
23.	PR Financing II LLC	20-12754	N/A
24.	PR Financing Limited Partnership	20-12770	4892
25.	PR Gainesville Limited Partnership	20-12749	N/A
26.	PR Gainesville LLC	20-12779	N/A
27.	PR GV LLC	20-12742	N/A
28.	PR GV LP	20-12747	N/A
29.	PR Hyattsville LLC	20-12784	3110
30.	PR Jacksonville Limited Partnership	20-12768	N/A
31.	PR Jacksonville LLC	20-12765	4726
32.	PR JK LLC	20-12763	N/A
33.	PR Magnolia LLC	20-12753	5017
34.	PR Monroe Old Trail Holdings, L.P.	20-12803	N/A
35.	PR Monroe Old Trail Holdings, LLC	20-12802	N/A
36.	PR Monroe Old Trail Limited Partnership	20-12801	N/A
37.	PR Monroe Old Trail, LLC	20-12800	N/A
38.	PR Moorestown Anchor-L&T, LLC	20-12743	N/A
39.	PR Moorestown Anchor-M LLC	20-12792	N/A
40.	PR Moorestown Limited Partnership	20-12790	7661
41.	PR Moorestown LLC	20-12786	N/A

1

	Debtor Name	Case No.	EIN
42.	PR Plymouth Anchor-M, L.P.	20-12787	N/A
43.	PR Plymouth Anchor-M, LLC	20-12785	N/A
44.	PR Plymouth Meeting Associates PC LP	20-12795	N/A
45.	PR Plymouth Meeting Limited Partnership	20-12783	8280
46.	PR Plymouth Meeting LLC	20-12780	N/A
47.	PR PM PC Associates LLC	20-12793	N/A
48.	PR PM PC Associates LP	20-12794	N/A
49.	PR Prince George’s Plaza LLC	20-12782	6377
50.	PR Springfield Town Center LLC	20-12741	9679
51.	PR Sunrise Outparcel 2, LLC	20-12799	4373
52.	PR Swedes Square LLC	20-12750	N/A
53.	PR TP LLC	20-12746	N/A
54.	PR TP LP	20-12751	N/A
55.	PR Valley Anchor-M Limited Partnership	20-12789	N/A
56.	PR Valley Anchor-M, LLC	20-12788	N/A
57.	PR Valley Anchor-S, LLC	20-12748	N/A
58.	PR Valley Limited Partnership	20-12766	5123
59.	PR Valley LLC	20-12764	4705
60.	PR Valley Solar LLC	20-12797	N/A
61.	PR Valley View Anchor-M, LLC	20-12804	N/A
62.	PR Valley View Anchor-M, LP	20-12752	N/A
63.	PR Valley View OP-DSG/CEC, LLC	20-12740	5063
64.	PR Woodland Anchor-S, LLC	20-12745	N/A
65.	PREIT Associates, L.P.	20-12736	5032
66.	PREIT-RUBIN OP, Inc.	20-12798	4799
67.	PREIT-RUBIN, Inc.	20-12738	4920
68.	XGP LLC	20-12767	N/A

2

Exhibit 1

(Restructuring Term Sheet)

RESTRUCTURING TERM SHEET

Reference is made to (i) that certain Seven-Year Term Loan Agreement, dated as of January 8, 2014, by and among PREIT ASSOCIATES, L.P., a Delaware limited partnership (“PREIT”), PREIT-RUBIN, INC., a Pennsylvania corporation (“PREIT-RUBIN”), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust (collectively, the “Borrowers”), each of the financial institutions a party thereto together with their assignees pursuant to Section 11.6(b) therein (collectively, the “7-Year TL Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and the 7-Year TL Lenders (in such capacity, and in its capacity as the Administrative Agent for the Revolver/TL Lenders (defined below), “Administrative Agent”) (as amended through the date hereof, the “7-Year Term Loan Agreement”); and (ii) that certain Amended and Restated Credit Agreement, dated as of May 24, 2018, by and among Borrowers, each of the financial institutions a party thereto together with their assignees pursuant to Section 11.6(b) therein (collectively, the “Revolver/TL Lenders”, and together with the 7-Year TL Lenders, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and the Revolver/TL Lenders (as in effect prior to the amendments thereto, the “Original Revolver/TL Credit Agreement” and as amended through the date hereof, the “Revolver/TL Credit Agreement”, and together with the 7-Year Term Loan Agreement, each a “Credit Agreement” and collectively, the “Credit Agreements”).

Reference is also made to that certain Credit Agreement, dated as of August 11, 2020, among the Borrowers and certain of the Lenders (as amended from time to time, the “Bridge Credit Agreement” and the credit facility issued thereunder, the “Bridge Credit Facility” and any and all obligations arising under, derived from or relating to the Bridge Credit Facility, including any and all principal amounts outstanding, interest, fees, expenses, costs and other charges arising under or related to the Bridge Credit Agreement (collectively, the “Bridge Facility Claims”)).

References is also made to that certain JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF PENNSYLVANIA REAL ESTATE INVESTMENT TRUST AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES (as amended from time to time, the “Plan”). Unless otherwise defined herein, each capitalized term used herein shall have the meaning given to such term in the Revolver/TL Credit Agreement or Plan, as applicable.

Borrowers:	Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P. and PREIT-RUBIN, Inc. (collectively, the “Borrowers”).

Guarantors:	Each owner of a property listed on Exhibit A, and each other Subsidiary of Borrower, other than Excluded Subsidiaries (collectively, the “Guarantors”).

Lenders:	The Lenders under the Credit Agreements.

Agent:	Wells Fargo Bank, National Association, as administrative agent.

Target Closing Date:	December 4, 2020

Effective Date:	The date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms thereof and the Plan becomes effective.

Restructured Facilities:

(i) A $130 million first lien senior secured revolving credit facility (the “Revolving Exit Facility”), which shall include a $10 million letter of credit sub-facility. Subject to the terms of the Facilities documentation, the Borrower may borrow, repay and re-borrow amounts under the Revolving Exit Facility;

(ii)  Subject to adjustment as set forth below, a $600 million first lien senior secured term loan facility (the “Senior Term Loan Facility” and, together with the Revolving Exit Facility, the “Senior Facility”). The Senior Term Loan Facility, to the extent repaid, may not be re-borrowed; and

(iii)  Subject to adjustment as set forth below, a $313 million (plus any accrued and unpaid interest outstanding as of the Effective Date) second lien secured term loan facility (the “Second Lien Term Loan Facility”; together with the Senior Term Loan Facility and the Revolving Exit Facility, the “Facilities”). The Second Lien Term Loan Facility, to the extent repaid, may not be re-borrowed.

The aggregate principal amount of the Senior Term Loan Facility on the closing date will be decreased such that the aggregate principal amount of the Senior Facility (including undrawn commitments under the Revolving Exit Facility) on the closing date does not exceed the lesser of (a) 85% LTV, and (b) a Senior Debt Yield (which, solely for the purposes of determining the aggregate principal amount of the Senior Term Loan Facility on the closing date, shall include undrawn commitments under the Revolving Exit Facility) of 9.00%. Any principal amount by which the Senior Term Loan Facility is decreased (or increased) will result in a corresponding dollar for dollar increase (or decrease) of the Second Lien Term Loan Facility. The foregoing adjustment to the amount of the Senior Term Loan Facility shall be referred to as the “Senior Term Loan Facility Adjustment Mechanism”.

Purpose:

The Senior Term Loan Facility and Second Lien Term Loan Facility will be used to refinance the indebtedness under the Credit Agreements as set forth in the Plan.

The proceeds of the Revolving Exit Facility will be used (i) to refinance the Bridge Facility Claims (provided that the Restructuring Expenses, as this term is defined in the Plan, shall be paid in accordance with the Plan) and (ii) for working capital, general corporate purposes and other permitted uses consistent with the Approved Annual Business Plan (defined below); provided, however, that:

(a)   No proceeds of the Revolving Exit Facility will be available at any time that the Borrowers or Guarantors have available Designated Collateral Proceeds (defined below); and

(b)   Other than to the limited extent noted below, no proceeds of the Revolving Exit Facility will be available to fund costs and expenses of non-Borrowing Base properties including, without limitation, operating deficiencies, debt service deficiencies or maintenance capex with respect to such properties.

As used herein, “Approved Annual Business Plan” means an annual financial and business plan prepared by the Borrowers for each calendar year through the maturity of the Facilities delivered on the closing date and subject to reasonable approval by Requisite Lenders, not to be unreasonably withheld. The annual business plan may be updated by the Borrowers within 45 days after the end of any fiscal quarter subject to the reasonable approval of such update by the Requisite Lenders, and in any event shall be updated on annual basis within 120 days after the end of each fiscal year.

Interest Rate Spread:

Senior Facility:          3.50% for LIBOR Loans and 2.50% for Base Rate Loans, with a LIBOR Floor of 0.50%

Second Lien Term Loan:       8.00% for LIBOR Loans and 7.00% for Base Rate Loans, with a LIBOR Floor of 0.50%

The interest rate applicable to the Senior Term Loan Facility will be increased (or decreased) as a result of the Senior Term Loan Facility Adjustment Mechanism such that the total debt service on the Senior Term Loan Facility is the same before and after giving effect to the Senior Term Loan Facility Adjustment Mechanism.

Interest Payments:

Interest on the Senior Facility will be paid on the last day of each applicable interest period (rolling 30-day interest periods).

Interest on the Second Lien Term Loan shall be paid in kind (“PIK Interest”) on the last day of each applicable interest period (rolling 30-day interest periods) but no longer than quarterly by adding the accrued and unpaid amount thereof to the principal balance of the Second Lien Term Loan and then accruing interest on such increased principal amount.

Unused Fee:	The Unused Fee Rate shall equal 0.35% if average usage is less than 50% and shall equal 0.25% if average usage is greater than or equal to 50%.

Collateral:	The Facilities will be secured by, in each case subject to limitations and exceptions per the Facilities’ documentation (i) the same collateral package as currently secures the Bridge Loan Facility (which includes Liens on all personal property of the Borrowers and the Guarantors, including deposit account control agreements, direct and indirect equity interests in entities owning the real property listed on Exhibit A hereto (collectively, the “Borrowing Base Properties”), and first-lien mortgages on the Borrowing Base Properties), and (ii) an additional pledge of direct and indirect ownership interests in each Borrower and all Subsidiaries and Joint Ventures of Borrower, to the extent not already pledged, other than to the extent such pledge is prohibited by secured property level debt documents or the organizational documents of any Subsidiary or Joint Venture (collectively, the “Collateral”).

The Senior Facility will be secured by a first lien on the Collateral, and the Second Lien Term Loan Facility will be secured by a second lien on the Collateral.

Additionally, Specified Derivatives Providers will be secured pari pasu with the Senior Facility, subordinate in the payment waterfall to payment in full of the obligations under the Senior Facility.

Release of Collateral:

Provided that no Default or Event of Default, or except with respect to the Existing Sale Agreements (as hereinafter defined), an Event of Default, then exists, the Borrowers and/or Guarantors will have the right to have the lien released on portions of the real property Collateral upon the disposition thereof to an unaffiliated third party on an arms’-length basis (or, solely in the case of the Woodland Anchor Parcel described below, the refinancing thereof with an unaffiliated third party lender on and arms’-length basis) of such real property Collateral subject to the following release procedures and application of the proceeds thereof as set forth below:

•   Existing Sale Agreements. Upon consummation of the sale of the Collateral properties subject to and in compliance with sale agreements either (a) in existence as of August 21, 2020 and listed on Exhibit B, or (b) entered into after August 21, 2020 and prior the closing date and approved by Administrative Agent (as such agreements under (a) and (b) may be amended from time to time, other than to permit a price reduction thereunder in excess of 20% of the stated purchase price as of August 21, 2020 under each such agreement or other price reductions approved by Administrative Agent (as so amended, the “Existing Sale Agreements”), the net proceeds thereof will be applied in repayment of the Facilities consistent with the bullet points below, without being subject to a minimum release price.

•   Income Producing Properties. Upon consummation of the sale of any Collateral generating net operating income (each, an “Income Producing Property”), including without limitation, any of the Borrowing Base Properties (other than the Required Borrowing Base Properties which will not be permitted to be sold without Super Majority Lender consent), 100% of the net proceeds thereof will be applied in repayment of the Facilities. The sale of any Borrowing Base Property will be subject to a minimum release price equal to the greater of (a) 110% of the closing date appraised values (reduced by any prepayments made in connection with the release of any parcel of such Borrowing Base Property) and (b)100% of the net sales proceeds.

“Required Borrowing Base Properties” shall mean (i) The Mall at Prince Georges, (ii) Springfield Town Center, (iii) Jacksonville Mall, (iv) Magnolia Mall, and (v) Capital City Mall.

As used herein, “Requisite Lenders” means (a) Lenders having more than 50.0% of the aggregate amount of the revolving commitments and the outstanding term loans of all Lenders, or (b) if the revolving commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding loans and Letter of Credit Liabilities.

As used herein, “Super Majority Lenders” means (a) Lenders having more than 66 and 2/3% of the aggregate amount of the revolving commitments and the outstanding term loans of all Lenders, or (b) if the revolving commitments have been terminated or reduced to zero, Lenders holding more than 66 and 2/3% of the principal amount of the aggregate outstanding loans and Letter of Credit Liabilities.

•   Non-Income Producing Properties. Upon consummation of the sale of any Collateral not generating net operating income (each, an “Non-Income Producing Property”), including without limitation, out-parcels and other unimproved land constituting either all or a portion of a Borrowing Base Property, 70% of the net proceeds thereof will be applied in repayment of the Facilities and the remaining 30% of such net proceeds thereof to either (a) used to repay the Revolving Exit Facility or (b) be retained by the Borrowers and/or the Guarantors, as applicable, in a blocked and pledged collateral account with Agent (such amounts, “Designated Collateral Proceeds”), with any Designated Collateral Proceeds to be re-advanced by Agent prior to any further advances under the Revolving Exit Facility and used by the Borrowers and/or Guarantors solely in accordance with the Approved Annual Business Plan. There will be no minimum release price for the sale of Non-Income Producing Properties so long as such sale is to an unaffiliated third party on an arms’-length basis.

•   Woodland Anchor Parcel. In the case of the Woodland Anchor parcel only, such parcel shall be released for no consideration in order to permit the encumbrance of such parcel in connection with and to facilitate a refinancing of indebtedness secured by the Woodland Mall, but only so long as such refinancing includes (a) an extension of the maturity thereof by not less than 1 year from the Effective Date of the Plan, with an additional 1-year extension option, and (b) a reduction in repayment recourse thereunder to $10 million or less, with a contractual agreement to not bring any claim on such recourse until the earlier of (i) a subsequent bankruptcy filing by PREIT or (ii) the initial maturity date of the Restructured Facilities.

Any mandatory prepayments required pursuant to the foregoing shall be applied as follows (the “Proceeds Waterfall”):

(a)   first, to repay the principal of the Senior Term Loan Facility to zero, at which time any remaining unfunded commitment[1] under the Revolving Exit Facility will be cancelled (any such cancelled amount, the “Unfunded Revolving Commitment”) and the funded amounts under the Revolving Exit Facility shall convert to non-revolving term loans (the “Converted Loans”);

(b)   second; to repay the Converted Loans to zero;

(c)   third, to cash collateralize any issued and outstanding letters of credit;

(d)   fourth, at Borrower’s election, to fund a blocked and pledged reserve account with Administrative Agent in an equal to the amount, if any, of the Unfunded Revolving Commitment, with such reserve to be available, on a non-revolving basis, for disbursement on the same basis as Designated Collateral Proceeds;

(e)   fifth, to cash collateralize any swap exposure of Specified Derivatives Providers;

(f)   sixth, to repay the principal amount of the Second Lien Term Loan Facility.

TBD release provisions with respect to to-be-subdivided portions of the real property Collateral and existing pad sites or out-parcels generating net operating income.

At all times the Collateral value, determined as of the closing date based upon the appraisals, shall exceed the amount of the Revolving Loan Commitment.

Non-real property Collateral may be released in accordance with the Facilities documentation, subject to the Mandatory Prepayments provision below.

Exit Commitment Fee:	0.50% to be paid in Cash on the Effective Date based upon the aggregate principal amount of all Lenders’ total outstanding loans under the Restructured Facilities, including undrawn commitments under the Revolving Exit Facility, with such amounts payable to each Lender that exercises the Revolving Exit Facility Option pro rata based on its share of the Revolving Exit Facility.

[1]	When determining “remaining unfunded commitment,” for these purposes, any outstanding letters of credit shall be deemed outstanding amounts for the purposes of such calculation.

Commitment Fee:	In addition to the Exit Commitment Fee (as defined in the Plan), 0.25% paid on the date of any extension of the maturity, with such amounts payable to each Lender based upon on the aggregate principal amount of each Lender’s total outstanding loans under the Facilities and undrawn commitments under the Revolving Exit Facility.

Maturity:	Two years, subject to extension as set forth below.

Extension Option:	One one-year extension at Borrowers’ option, subject to (i) minimum liquidity of $35,000,000, (ii) a minimum Corporate Debt Yield of 8.0%, and (iii) a maximum LTV of 105% for the Borrowing Base Properties to the drawn Facilities (Senior Facility and Second Lien Term Loan Facility) as determined by an appraisal, provided, the Borrowers may obtain a second appraisal of each Borrowing Base Property prepared by a nationally recognized appraisal firm and use the highest appraised value.

Amortization:	Senior Term Loan: None. Second Lien Term Loan: None.

Mandatory Prepayments:

Except with respect to proceeds of Collateral addressed in the “Release of Collateral” section above, the Facilities will be subject to the following mandatory prepayment provisions (subject to customary exceptions and other exceptions to be agreed):

•   Asset Sales. Upon the sale, lease or other disposition of any property or other assets by a Borrower or any Guarantor, 70% of the net proceeds thereof will be applied to repay the Facilities.

•   Incurrence of Indebtedness. Upon the incurrence by a Borrower or any Guarantor of any additional indebtedness (excluding extensions, renewals or refinancings of existing property level indebtedness), 100% of the net proceeds thereof will be applied to repay the Facilities.

•   Issuance of Equity. Upon the receipt by a Borrower or any Guarantor of the proceeds of any issuance of equity (including the issuance of any common or preferred equity), 50% of the net proceeds thereof will be applied to repay the Facilities.

•   Insurance Proceeds. Upon receipt by a Borrower or any Guarantor of any casualty insurance proceeds, unless reinvested in or used for reconstruction of property constituting Collateral on terms TBD, 100% of such proceeds will be applied to repay the Facilities.

Any mandatory prepayments required pursuant to the foregoing shall be applied in accordance with the Proceeds Waterfall set forth above. Additionally, to the extent that any Subsidiary of a Borrower or Guarantor, or any unconsolidated joint venture thereof (to the extent that a Borrower or Guarantor has the ability to require a distribution from such joint venture of its portion of such net cash proceeds) receives net cash proceeds from any of the forgoing capital events, the portion of such net cash proceeds distributed to a Borrower or any Guarantor), within three (3) Business Days of such Borrower’s, such Guarantor’s, such Subsidiary’s or such joint venture’s receipt of such net cash proceeds, shall similarly be applied towards principal repayment to the extent required above and in accordance with the Proceeds Waterfall.

Any portion of any of the foregoing proceeds that are permitted to be retained by the Borrowers or any Guarantor shall constitute “Designated Collateral Proceeds” to be held and used as set forth above, or otherwise applied to repay the Revolving Exit Facility.

Conditions Precedent:

•   Standard and customary for a real estate secured transaction, provided, that, as of the date hereof, pre-closing third-party real property diligence is contemplated to be limited to PZR or other zoning reports, appraisals, phase I environmental assessments (with follow-on phase II assessments, if required) and surveys for the Borrowing Base Properties.

•   Delivery of the Approved Annual Business Plan.

•   Satisfactory resolution of or amendment to the Fashion District loan as contemplated under that certain Summary of Terms and Conditions with respect to the Fashion District Facility executed on or around November 1, 2020.

Representations and Warranties/Covenants/Events of Default:

Based substantially upon the Credit Agreements (as adjusted to reflect the terms set forth herein), including:

•   compliance with the Financial Covenants set forth below;

•   restrictions on any additional indebtedness, investments, liens, affiliate transactions or asset sales or acquisitions, subject in each case to carve-outs for identified transactions and agreements in existence on the closing date to be agreed and additional negotiated baskets, without the prior consent of the Requisite Lenders.

•   No restricted payments other than the minimum amount necessary to maintain REIT status[2], and Borrower shall be obligated to pay the maximum amount possible in non-cash consideration.

•   Other than with respect to the Fashion District asset (with respect to which the following limits shall not apply):

•   No more than $75 million (in the aggregate over the term of the Facilities) of the Revolving Exit Facility may be spent on maintenance capex, redevelopment costs (including repositioning and retenanting costs for dark anchors and other tenant spaces); and

•   Up to $25 million (in the aggregate over the term of the Facilities) of such $75 million may be spent on maintenance capex, redevelopment costs (including repositioning and retenanting

[2]	Subject to discussions amongst tax professionals.

costs for dark anchors and other tenant spaces), operating deficiencies or debt service deficiencies to support non-Borrowing Base Properties, in each case, plus the amount of any cash flow received from non-Guarantors which own the applicable non-Borrowing Base properties; and

•   Up to $10 million (in the aggregate over the term of the Facilities) of such $25 million sub-bucket may be used to refinance existing mortgages on non-Borrowing Base Properties to the extent contemplated in the then current Approved Annual Business Plan.

•   Other than in the case of the $10 million sub sub-bucket set forth above, Borrower and Guarantors shall not be permitted to make investments in non-Guarantors to refinance existing indebtedness, provided that such non-Guarantor may use cash flow from the applicable non-Borrowing Base property to fund remargin payments.

Financial Covenants:

•   Minimum liquidity of $25,000,000.

•   Anti-cash hoarding of $40,000,000.

•   Cash Trap at 8.50% (subject to adjustment based on sizing of the Senior Term Loan Facility) Senior Debt Yield based on NOI (excluding tenant improvement costs and leasing commissions) of properties included in the Collateral / Senior Facilities) (which, for the purposes of the financial covenants, shall include only drawn commitments under the Revolving Exit Facility and outstanding amounts under the Senior Term Loan Facility), starting June 30, 2021, with an annualization ramp up (i.e., starting with 1 quarter annualized, then 2 quarters annualized, then 3 quarters annualized, and finally a trailing 12 month test).

•   Minimum Senior Debt Yield test 8.00% (subject to adjustment based on sizing of the Senior Term Loan Facility) (based on NOI (excluding tenant improvement costs and leasing commissions) of properties included in the Collateral / Senior Facilities) starting June 30, 2021, with an annualization ramp up as set forth above.

•   Minimum Corporate Debt Yield of 6.50% (based on consolidated NOI/consolidated total debt) starting June 30, 2021, and increasing to 7.25% on October 1, 2021 and thereafter, with an annualization ramp-up as set forth above.

Reporting:	Consistent with the Credit Agreements, with additional reporting to be set forth in the facilities’ documentation.

Fees and Expenses:	Pursuant to the terms of the Plan and Confirmation Order, on or after the Effective Date, the payment of (i) all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent (including Jones Day, local counsel and FTI fees and expenses) and (ii) the reasonable and documented out-of-pocket fees and expenses of the Lenders, subject to agreed-upon caps; provided the fees and expenses so paid to Strategic Value Partners and/or any of its affiliates shall not exceed $1.2 million in the aggregate.

Exhibit A – Borrowing Base Properties

1.	Plymouth Meeting Mall (excluding Plymouth Commons parcel) – Plymouth Meeting, PA

2.	Springfield Town Center – Springfield, VA

3.	Moorestown Mall – Moorestown, NJ

4.	Exton Square Mall – Exton, PA

5.	Capital City Mall – Camp Hill, PA

6.	Jacksonville Mall – Jacksonville, NC

7.	Magnolia Mall – Florence, SC

8.	Valley Mall – Hagerstown, MD

9.	One Cherry Hill Plaza – Cherry Hill, NJ

10.	Woodland Anchor – Prior Sears Parcel – Grand Rapids, MI

11.	Valleyview Outparcel – Lacrosse, WI

12.	Mall at Prince Georges – Hyattsville, MD

Exhibit B – Sale Agreements

[SUBJECT TO BORROWER REVIEW AND COMMENT]

1.	Purchase and Sale Agreement between PR Exton Square Property, L.P., as seller and Hanover R.S. Limited Partnership, as buyer, dated January 27, 2020, as amended

2.

Purchase and Sale Agreement between PR Plymouth Meeting Associates PC, L.P., PR AEKI Plymouth, L.P., PR Plymouth Meeting Limited Partnership, as seller, and Hanover R.S. Limited Partnership, as buyer, dated February 10, 2020, as amended

3.	Purchase and Sale Agreement between PR Springfield Town Center LLC, as seller and Hanover R.S. Limited Partnership, as buyer, dated February 25, 2020, as amended

4.	Real Estate Purchase and Sale Agreement between PR Prince George’s Plaza, LLC, as seller and Avalonbay Communities, Inc., as buyer, dated February 25, 2020, as amended

5.	Purchase and Sale Agreement between WG Park, L.P., as seller, and Bel Canto Asset Growth Fund LLC, as buyer, dated February 25, 2020, as amended

6.	Purchase and Sale Agreement between PR Moorestown Anchor – M, LLC and PR Moorestown Anchor – L&T, LLC, as seller, and Briad Development, LLC, as buyer, dated September 6, 2019, as amended

7.	Real Estate Purchase and Sale Agreement between PR Woodland Limited Partnership, a seller, and Development Link, LLC, as buyer, dated January 31, 2019, as amended

8.	Purchase and Sale Agreement between PR Sunrise Outparcel 2 LLC, as seller, and 2020 Equities, LLC, as buyer, dated July 21, 2020, as amended

Contract of the Purchase of Real Property between Moorestown Mall, LLC, as seller, and NRP Properties LLC, a buyer, dated August 12, 2020

Exhibit B

(Form of Confirmation Order Notice)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, et al.,[1]	: :	Case No. 20-12737 (KBO)
	:	(Jointly Administered)
Debtors.	:
	x	Related D.I.:

NOTICE OF (I) ENTRY OF FINDINGS OF FACT, CONCLUSIONS OF LAW,

AND ORDER APPROVING THE ADEQUACY OF THE DEBTORS’ DISCLOSURE

STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF PENNSYLVANIA REAL ESTATE

INVESTMENT TRUST AND CERTAIN OF ITS DIRECT AND INDIRECT

SUBSIDIARIES (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE OF THE FOLLOWING:

1. Petition Date. On November 1, 2020 (the “Petition Date”), each of the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”).

2. Confirmation of the Plan. On November [    ], 2020, the Court entered an order [D.I. [    ]] (the “Confirmation Order”), approving the Disclosure Statement Relating to the Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries [D.I. 17] (the “Disclosure Statement”) and confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of Pennsylvania Real Estate Investment Trust and Certain of Its Direct and Indirect Subsidiaries (With Technical Modifications as of November 20, 2020) [D.I.     ] (the “Plan”).2

3. Effective Date. On [                ], 2020 (the “Effective Date”), each of the conditions precedent to consummation of the Plan enumerated in Section 8.2 of the Plan were satisfied or waived in accordance with the Plan and the Confirmation Order, and the Effective Date of the Plan occurred.

4. Deadline to File Professional Fee Claim. In accordance with Section 2.2 of the Plan, all requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the entry of the Confirmation Order must be filed no later than [                ], 2020 (the “Professional Fee Claim Bar Date”), or 45 days after the Effective Date. All requests

[1]

A list of the Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, is attached hereto as Schedule 1. The corporate headquarters and the mailing address for the Debtors is 2005 Market Street, Suite 1000, Philadelphia, PA 19103.

[2]	Capitalized terms used but not defined herein have the meanings given to them in the Plan.

for payment of Professional Fee Claims must be (i) made in writing, (ii) filed with the Clerk of the Court, 824 North Market Street, 3rd Floor, Wilmington, Delaware 19801 and (iii) served upon the following parties so as to be received no later than the Professional Fee Claim Bar Date: (a) counsel for the Debtors, DLA Piper LLP (US), 1201 N. Market Street, Suite 2100, Wilmington, Delaware 19801-1147 (Attn.: R. Craig Martin, Esq. [craig.martin@us.dlapiper.com], Stuart M. Brown, Esq. [stuart.brown@us.dlapiper.com], and Aaron S. Applebaum, Esq. [aaron.applebaum@us.dlapiper.com]) and 444 West Lake Street, Suite 900, Chicago, Illinois 60606 (Attn.: Richard A. Chesley, Esq. [richard.chesley@us.dlapiper.com], Daniel M. Simon, Esq. [daniel.simon@us.dlapiper.com], Oksana Koltko Rosaluk, Esq. [oksana.koltkorosaluk@us.dlapiper.com], David E. Avraham, Esq. [david.avraham@us.dlapiper.com], and Tara Nair, Esq. [tara.nair@us.dlapiper.com]); (b) the Office of the United States Trustee, J. Caleb Boggs Federal Building, 844 King St., Lockbox 35, Wilmington, DE 19801 (Attn.: Joseph J. McMahon, Jr., Esq. [joseph.mcmahon@usdoj.gov]); (c) counsel to the Agent under the Revolver/TL Credit Agreement, Seven Year Term Loan Agreement and Bridge Loan Credit Agreement, and the Consenting Lenders, (i) Jones Day, 250 Vesey Street, New York, New York 10281 (Attn.: Benjamin Rosenblum, Esq. [brosenblum@jonesday.com], Stacey L. Corr-Irvine, Esq. [scooirvine@jonesday.com], and Danielle D. Donovan, Esq. [ddonovan@jonesday.com]) and (ii) Womble Bond Dickinson (US) LLP, 1313 North Market Street, Suite 1200, Wilmington, Delaware 19801 (Attn.: Matthew P. Ward, Esq. [matthew.ward@wbd-us.com]); and (d) counsel to any official committee of unsecured creditors appointed in these Chapter 11 Cases.

5. Release, Discharge, Exculpation, and Injunction Provisions. The Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VII of the Plan. The Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

6. Copies of Pleadings. Copies of the Plan, the Disclosure Statement, and the Confirmation Order, all pleadings, notices, and other documents filed in the Debtors’ Chapter 11 Cases are publicly available at the Court’s website at https://www.deb.uscourts.gov (note that a PACER password is needed to access documents on the Court’s website) or by accessing the website maintained by Prime Clerk, the Debtors’ noticing agent, available at: http://cases.primeclerk.com/PREIT (which is free of charge) or by contacting counsel for the Debtors using the contact information below.

[Remainder of Page Intentionally Left Blank]

Dated: , 2020 Wilmington, Delaware	Respectfully submitted, DLA PIPER LLP (US)

R. Craig Martin (DE 5032)

Aaron S. Applebaum (DE 5587)

1201 N. Market Street, Suite 2100

Wilmington, Delaware 19801

Telephone:(302) 468-5700

Facsimile:(302) 394-2341

Email: craig.martin@us.dlapiper.com

            aaron.applebaum@us.dlapiper.com

-and-

Richard A. Chesley (admitted pro hac vice)

Daniel M. Simon (admitted pro hac vice)

Oksana Koltko Rosaluk (admitted pro hac vice)

David E. Avraham (admitted pro hac vice)

Tara Nair (admitted pro hac vice)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Telephone: (312) 368-4000

Facsimile: (312) 236-7516

Email: richard.chesley@us.dlapiper.com

            daniel.simon@us.dlapiper.com

            oksana.koltkorosaluk@us.dlapiper.com

            david.avraham@us.dlapiper.com

            tara.nair@us.dlapiper.com

Counsel for the Debtors